Exhibit 2.4

CONTRIBUTION AND SALE AGREEMENT
by and among
EAGLE ROCK ENERGY PARTNERS, L.P.
REDMAN ENERGY HOLDINGS, L.P.,
and
CERTAIN OTHER PARTIES NAMED HEREIN
July 11, 2007

i

EXHIBITS
Exhibit A     Form of Escrow Agreement

Exhibit B     Excluded Assets

Exhibit C     Working Capital Calculation

Exhibit D-1  Form of Sellers’ Counsel Opinion

Exhibit D-2  Form of Buyer’s General Opinion
SCHEDULES
Schedule A      Oil & Gas Leases

Schedule B      Wells

Schedule C      Real Property

Schedule D      Released Liens

Schedule E      Allocated Values
ANNEXES
Annex I      Sellers

CONTRIBUTION AND SALE AGREEMENT
     THIS CONTRIBUTION AND SALE AGREEMENT (this “Agreement”), dated as of July 11, 2007, is made by and among the Persons listed on Annex I attached hereto (each a “Seller,” and collectively, the “Sellers”), Eagle Rock Energy Partners L.P., a Delaware limited partnership (“Buyer”), and Redman Energy Holdings, L.P., a Texas limited partnership (the “Company”). Capitalized terms used and not otherwise defined herein have the meanings set forth in the Definitions Section below.
     WHEREAS, the Sellers own all of the outstanding equity interests of the Company (the “Seller Securities”);
     WHEREAS, subject to the terms and conditions of this Agreement, the Sellers desire to contribute all of the Seller Securities to Buyer at the Closing in consideration for the Purchase Price (as defined below); and
     WHEREAS, after the contribution and sale of the Seller Securities, the Company will be a wholly-owned subsidiary of Buyer.
     NOW, THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:
DEFINITIONS
     I. Definitions. For purposes hereof, the following terms when used herein shall have the respective meanings set forth below:
     “Advisory Services Agreement” means that certain Advisory Services, Reimbursement and Indemnification Agreement between the Company and Natural Gas Partners VII, L.P.
     “Affiliate” of any particular Person means any other Person, directly or indirectly, controlling, controlled by or under common control with such particular Person, where “control” means the possession, directly or indirectly, of the power to direct the management and policies of a Person whether through the ownership of voting securities, contract or otherwise.
     “Affiliated Group” means an affiliated group as defined in Section 1504 of the Code (or any analogous combined, consolidated or unitary group defined under state, local or foreign income Tax Laws) of which the Company or any of its Subsidiaries is or has been a member.
     “Aggregate Deductible” means two percent (2%) of the Purchase Price.
     “Allocated Value” means the value of each of the Oil and Gas Interests set forth on Schedule E for purposes of determining any adjustments to the Purchase Price pursuant to this Agreement.

     “Business” means the business of the Company and its Subsidiaries as conducted on the date hereof and presently proposed to be conducted.
     “Buyer Units” means the Common Units of Buyer issued pursuant to Section 1.02 hereof.
     “Cash” means all cash, cash equivalents and marketable securities held by the Company and its Subsidiaries at such time, determined in accordance with GAAP (other than fiduciary funds). For avoidance of doubt, Cash shall (1) be calculated net of issued but uncleared checks and drafts and (2) include checks and drafts deposited for the account of the Company and its Subsidiaries.
     “Closing Indebtedness” means the aggregate amount of Indebtedness of the Company and its Subsidiaries outstanding as of the opening of business on the Closing Date.
     “Common Units of Buyer” means Buyer’s “common units” as described in its initial public offering on October 26, 2006.
     “Defensible Title” means such title of the Company or any of its Subsidiaries, as applicable, with respect to the Oil and Gas Interests that:
     (i) with respect to each Well (or the specified zone(s) therein) shown in Schedule B, entitles the Company or any of its Subsidiaries, as applicable, as of the Effective Time to receive at least the Net Revenue Interest shown in Schedule B for such Well (or the specified zone(s) therein) throughout the duration of the productive life of such Well (or the specified zone(s) therein), except for (A) decreases in connection with those operations in which the Company or any of its Subsidiaries, as applicable, may be a non-consenting co-owner to the extent identified on Schedule B, (B) decreases resulting from the establishment or amendment of pools or units, and (C) as otherwise stated in Schedule B;
     (ii) with respect to each Well (or the specified zone(s) therein) shown in Schedule B, obligates the Company or any of its Subsidiaries, as applicable, as of the Effective Time to bear the Working Interest shown in Schedule B for such Well (or the specified zone(s) therein) not greater than the Working Interest shown in Schedule B for such Well (or the specified zone(s) therein) without increase throughout the productive life of such Well (or the specified zone(s) therein), except (A) increases resulting from contribution requirements with respect to defaulting co-owners under applicable operating agreements or applicable Laws, (B) increases to the extent that they are accompanied by a proportionate increase in the Net Revenue Interest of the Company or any of its Subsidiaries, as applicable, and (C) as otherwise stated in Schedule B; and
     (iii) is free and clear of all Liens, other than Permitted Liens.
     “Effective Time” means 12:01 a.m. local time in Houston, Texas on April 1, 2007.
     “Environmental Condition” means (a) a condition existing on the date of this Agreement with respect to the air, soil, subsurface, surface waters, ground waters and/or sediments that causes any Oil and Gas Interests (or the Company or any of its Subsidiaries with respect to any Oil and Gas Interests) not to be in compliance with any Environmental Laws or that are likely to, presently or with the passage of time, result in any material claims, or other liabilities under any applicable Environmental Laws, or under common law, for damages to health, safety or the environment, or (b) the existence as of the date of this Agreement with respect to the Oil and Gas Interests or their operation of any environmental pollution or contamination caused by or related to any Oil and Gas Interests for which remedial or corrective action is presently required (or if known, would be presently required) under Environmental Laws.
     “Environmental Laws” means all applicable Laws in effect as of the date of this Agreement relating to the protection of health, safety or the environment, including, without limitation, those Laws relating to the storage, handling, generation, processing, treatment, storage, transportation, disposal or other management of Hazardous Substances.
     “Escrow Account” means the account established by the Escrow Agent pursuant to the Escrow Agreement.
     “Escrow Agent” means Wells Fargo Bank, N.A.
     “Escrow Agreement” means the Escrow Agreement to be dated as of the Closing Date by and among the Sellers, Buyer and the Escrow Agent, in substantially the form as set forth in Exhibit A attached hereto, as the same may be amended, modified or waived from time to time.
     “Estimated Net Working Capital” means the Sellers’ good faith estimate of Net Working Capital.
     “Excluded Assets” means the items set forth on Exhibit B attached hereto.
     “Financial Statements” means the Audited Financial Statements and the First Fiscal Quarter 2007 Financial Statements.
     “Governmental Entity” means any national, federal, state, provincial, county, municipal or local government, foreign or domestic, or any political subdivision thereof or any court, administrative or regulatory agency, department, instrumentality, body or commission or other governmental authority or agency, domestic or foreign.
     “Hazardous Substances” means any wastes, substances, radiation, or materials (whether solids, liquids or gases): (i) which are hazardous, toxic, infectious, explosive, radioactive, carcinogenic, or mutagenic; (ii) which are or become defined as “pollutants,” “contaminants,” “hazardous materials,” “hazardous wastes,” “hazardous substances,” “toxic substances,” “radioactive materials,” “solid wastes,” or other similar designations in, or otherwise subject to regulation under, any Environmental and Safety Requirements; (iii) which contain without limitation polychlorinated biphenyls (PCBs), mold, methyl-tertiary butyl ether (MTBE), asbestos or asbestos-containing materials, lead-based paints, urea-formaldehyde foam insulation, or petroleum or petroleum products (including, without limitation, crude oil or any fraction thereof); or (iv) which pose a hazard to human health, safety, natural resources, employees, or the environment.
     “Hydrocarbons” means oil and gas and other hydrocarbons produced or processed in association therewith.
     “Indebtedness” means, as of any particular time, (i) the unpaid principal amount of, and accrued interest on, all indebtedness for borrowed money of the Company and its Subsidiaries, (ii) any obligations for amounts or loans due to equityholders of the Company and its Subsidiaries, including any unpaid dividends, (iii) any under funded pension benefit liabilities of the Company and its Subsidiaries, (iv) any amounts outstanding on letters of credit or performance bonds, (v) any capital leases or purchased money indebtedness, (vi) any inter-company indebtedness among the Company and its Subsidiaries and (vii) all amounts for money owed and any other liabilities excluding amounts that are taken into account to determine Net Working Capital.
     “IRS” means the U.S. Internal Revenue Service.
     “Laws” means all foreign, federal, state and local statutes, laws, ordinances, regulations, rules, resolutions, orders, determinations, writs, injunctions, common law rulings, awards (including, without limitation, awards of any arbitrator), judgments, decrees, and any requirements imposed pursuant to any permit, license or authorization issued by a Governmental Entity.
     “Liens” means liens, security interests, charges, mortgages, deeds of trust, pledges, hypothecations, charges, claims, restrictions and encumbrances of any nature whatsoever.
     “Material Adverse Effect” means any change, effect, event, occurrence, state of facts or development that, individually or in the aggregate, has been or is materially adverse to the business, properties, assets, liabilities, financial condition or results of operations of the Company and its Subsidiaries (taken as a whole); provided, however, that none of the following shall be deemed in themselves to constitute a Material Adverse Effect: any adverse change, effect, event, occurrence, state of facts or development attributable to (i) the announcement or pendency of the transactions contemplated by this Agreement; (ii) changes in general market, economic, financial or political conditions in the United States or worldwide, any disruptions of the capital markets, any acts of God, any outbreak of hostilities or war or any acts of terrorism, (iii) a change in Laws from and after the date of this Agreement; (iv) any reclassification or recalculation of reserves in the ordinary course of business (but excluding any changes to the Reserve Report); (v) any changes in the prices of Hydrocarbons or other changes affecting the oil and gas industry generally; (vi) any results of the drilling activities of the Company or its Subsidiaries after the date of this Agreement or declines in well performance; (vii) any actions taken by Buyer or its Affiliates; (viii) compliance with the terms of, or the taking of any action required by, this Agreement; and (ix) any change in GAAP or other accounting requirements or principles.
     “Net Revenue Interest” with respect to any Well, means the decimal interest in and to all

Hydrocarbons produced, saved and sold from or allocated to such Well, after giving effect to all royalties, overriding royalties, production payments, carried interests, net profits interests, reversionary interests and other burdens upon, measured by or payable out of production therefrom.
     “Net Working Capital” means (i) the aggregate net book value of all accounts receivable that are no more than ninety (90) days past the deadline for payment of the same and other receivables that are no more than ninety (90) days past the deadline for payment of the same, inventory, prepaid expenses, employee advances and other current assets of the Company and its Subsidiaries (including Cash), minus (ii) the aggregate net book value of all accounts payable (including payables attributable to oil and gas production and operations), accrued expenses (including accrued expenses attributable to oil and gas production and operations), sales/use tax payable, accrued royalties, accrued payroll and related withholdings, accrued vacation and commissions due, accrued utilities and other current liabilities of the Company and its Subsidiaries as of such time (other than Indebtedness of the Company and its Subsidiaries), in each case as of the opening of business on the Effective Time as reported by the Sellers using accounting policies and procedures consistent with the 2006 Balance Sheet and before giving effect to the transactions contemplated hereby.
     “NORM” means naturally occurring radioactive material.
     “Oil and Gas Interests” means all of the Company’s and its Subsidiaries’ oil and gas properties listed on Schedule A and Schedule B, including but not limited to the following:
     (a) All of the Company’s and its Subsidiaries’ rights, titles and interests in and to the oil and gas leases described in Schedule A attached hereto (and any ratifications, extensions and amendments of such oil and gas leases, whether or not the same are described on Schedule A, such oil and gas leases, as ratified, extended or amended, referred to herein as the “O&G Leases”), covering the land described in the O&G Leases (the “Land”), including without limitation of the foregoing, all other rights, titles and interests of the Company and its Subsidiaries (of whatever kind or character, whether legal or equitable, and whether vested or contingent) in and to the Hydrocarbons in and under or that may be produced from the Land (including without limitation interest in oil, gas and/or mineral leases, overriding royalties, production payments, net profits interests, fee mineral interests and other interests insofar as they cover such lands, even though the Company and its Subsidiaries’ interest therein may be incorrectly described in, or omitted from such Schedule A);
     (b) All of the Company’s and its Subsidiaries’ rights, titles and interests in and to the wells situated on the Land or on land pooled, communitized or unitized therewith, including, but not limited to, the wells described in Schedule B attached hereto (the “Wells”), together with all of the Company’s and its Subsidiaries’ interests in and to all of the (i) crude oil, condensate or products in storage or in pipelines and (ii) materials, supplies, machinery, equipment, personal property, fixtures, improvements and other property, whether real, personal or mixed, now or as of the Effective Time on, appurtenant to or used or obtained by the Company or its Subsidiaries in connection with the O&G Leases, Land or the Wells or with the production, injection, treatment, sale or disposal of Hydrocarbons and all other substances produced therefrom or attributable thereto including, without limitation, (i) well equipment, casing, tubing, tanks, boilers, buildings, pumps, motors and machinery (collectively, the “Equipment”), and (ii) pipelines, gathering systems, power lines, telephone and telegraph lines, roads, field processing plants, field offices and other furnishings related thereto, equipment leases, trailers, vehicles, inventory in storage, storage yards, and all other improvements or appurtenances thereunto belonging;
     (c) All of the Company’s and its Subsidiaries’ rights, titles and interests in royalty interests, overriding royalty interests, net profits interests, operating interests, reversionary interests and other interests or benefits or credits owned by the Company or its Subsidiaries in and to the Land and the O&G Leases and Wells or in any other land or leases or in or attributable to production therefrom, and all rights, properties and interests of the Company or its Subsidiaries relating to such interests, including without limitation all oil, gas and other minerals relating to the O&G Leases credited to the account of or owned by the Company and its Subsidiaries for the period prior to the Effective Time pursuant to any balancing agreements relating to the O&G Leases or otherwise arising by virtue of the fact that the Company or its Subsidiaries may not have taken or marketed their full share of oil, gas or other minerals attributable to the O&G Leases;
     (d) All of the Company’s and its Subsidiaries’ right, titles and interests in and to, or otherwise derived from (i) all operating agreements and exploration agreements related to the properties described in subsections (a) through (c) above; (ii) pooling, communitization, and unitization agreements, declarations, designations and and/or orders (including without limitation, those described on Schedule A hereto) and in and to the properties covered and the units created thereby (including without limitation, all units formed under orders, rules, regulations, or other official acts of any federal, state or other authority having jurisdiction, and voluntary unitization agreements, designations and/or declarations) relating to the properties described in subsections (a) through (c) above; and (iii) farmout agreements, joint venture agreements, product purchase and sale contracts, transportation, processing, treatment or gathering agreements, leases, permits, rights-of-way, easements, rights of surface use, licenses, options, declarations, orders, contracts, agreements, instruments in any way relating to the properties described in subsections (a) through (c) above and other rights and interests used in connection with the exploration, development, operation or maintenance of the properties described in subsections (a) through (c) above (the “O&G Agreements”);
     (e) All of the files, records, and data of the Company and its Subsidiaries relating to the items described in subsections (a), (b), (c) and (d) above (the “Records”), including, without limitation, lease records, well records, and division order records; well files and prospect files; title records (including abstracts of title, title opinions and memoranda, and title curative documents related to the O&G Leases and Wells); contracts and contract files; correspondence; computer software and data files; geological, geophysical and seismic records, interpretations, data, maps and information; production records, electric logs, core data, pressure data, decline curves and graphical production curves; reserve reports; appraisals; and all paper and electronic copies of accounting and tax records; and
     (f) All of the Company’s and its Subsidiaries’ rights, titles and interests in and to the real property described on Schedule C attached hereto.
     “Owned Real Property” means all land, together with all buildings, structures, improvements, and fixtures located thereon, and all easements and other rights and interests appurtenant thereto, owned by the Company or one of its Subsidiaries (other than Oil and Gas Interests) and used in the Business.
     “Partnership Agreement” means the Agreement of Limited Partnership of the Company, as the same may be in effect from time to time.
     “Permitted Liens” means:
     (a) lessor’s royalties, non-participating royalties, overriding royalties, reversionary interests and similar burdens upon, measured by or payable out of production if the net cumulative effect of such burdens does not operate to reduce the Net Revenue Interest of the Company or any of its Subsidiaries, as applicable, in any Well (or the specified zone(s) therein) to an amount less than the Net Revenue Interest set forth on Schedule B for such Well (or the specified zone(s) therein) and do not obligate the Company or any of its Subsidiaries, as applicable, to bear a Working Interest for such Well (or the specified zone(s) therein) in any amount greater than the Working Interest set forth on Schedule B for such Well (or the specified zone(s) therein) (unless the Net Revenue Interest for such asset is greater than the Net Revenue Interest set forth on Schedule B in the same proportion as any increase in such Working Interest);
     (b) any preferential right to purchase (“Preferential Right”) or right to consent (“Consent”) so long as such Preferential Right or Consent are either (i) not triggered by this Agreement or the transactions contemplated hereby or (ii) disclosed on Schedule 4.28 hereto and either (A) a waiver of such Preferential Right or Consent and has been obtained with respect to the Transaction, or (B) in the case of a Preferential Right, an appropriate tender of the applicable interest has been made to all parties holding such right and, with respect to each party the period of time required for such party to exercise such right has expired without such party exercising such right;
     (c) liens for taxes or assessments not yet due or delinquent;
     (d) conventional rights of reassignment upon the surrender or expiration of any O&G Lease;
     (e) any Title Defects that Buyer expressly waives in writing or that are cured by the Sellers or Company prior to Closing;
     (f) all applicable Laws and rights reserved to or vested in any Governmental

Entity (i) to control or regulate any assets in any manner; (ii) by the terms of any right, power, franchise, grant, license or permit or by any provision of any Laws, to terminate such right, power, franchise grant, license or permit or to purchase, condemn, expropriate or recapture or to designate a purchaser of any of the assets; (iii) to use such asset in a manner which does not materially impair the use of such asset for the purposes for which it is currently owned and operated and (iv) to enforce any obligations or duties affecting assets to any Governmental Entity, with respect to any franchise, grant, license or permit;
     (g) rights of a common owner of any interest in rights-of-way or easements currently held by the Company or any of its Subsidiaries and such common owner as tenants in common or through common ownership;
     (h) easements, conditions, covenants, restrictions, servitudes, permits, rights-of-way and other rights in the Oil and Gas Interests for the purpose of pipelines, transportation lines, distribution lines and other like purposes or for the joint or common use of, rights-of-way, facilities and equipment which do not materially impair the value of the Oil and Gas Interests or the use of the Oil and Gas Interests as currently owned and operated;
     (i) vendors, carriers, warehousemen’s, repairmen’s, mechanics, workmen’s, materialmen’s, construction or other like liens arising by operation of any Laws in the ordinary course of business or incident to the construction or improvement of any property in respect of obligations which are not yet due;
     (j) liens created under leases and/or operating agreements or by operation of any Laws in respect of obligations that are not yet due;
     (k) any matters referenced on Schedule A or Schedule B;
     (l) the terms and conditions of the Leases, the O&G Agreements, and all Material Contracts that do not reduce the Net Revenue Interest of the Company or any of its Subsidiaries, as applicable, in any Well (or the specified zone(s) therein) to an amount less than the Net Revenue Interest set forth on Schedule B for such Well (or the specified zone(s) therein) and do not obligate the Company or any of its Subsidiaries, as applicable, to bear a Working Interest for such Well (or the specified zone(s) therein) in any amount greater than the Working Interest set forth on Schedule B for such Well (unless the Net Revenue Interest for such asset is greater than the Net Revenue Interest set forth on Schedule B in the same proportion as any increase in such Working Interest);
     (m) all other instruments, obligations, defects and irregularities affecting the Oil and Gas Interests that do not reduce the Net Revenue Interest of the Company or any of its Subsidiaries, as applicable, in any Well (or the specified zone(s) therein) to an amount less than the Net Revenue Interest set forth on Schedule B for such Well (or the specified zone(s) therein) and do not obligate the Company or any of its Subsidiaries, as applicable, to bear a Working Interest for such Well (or the specified zone(s) therein) in any amount greater than the Working Interest set forth on Schedule B for such Well

(unless the Net Revenue Interest for such asset is greater than the Net Revenue Interest set forth on Schedule B in the same proportion as any increase in such Working Interest); and
     (n) the Liens set forth on Schedule D and the interests conveyed in Conveyance of Net Profits Overriding Royalty Interest, dated August 4, 2006, between the Company, as grantor, and NGP Income Co-Investment Opportunities Fund II, L.P., as grantee.
     “Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization or a Governmental Entity or any department, agency or political subdivision thereof.
     “Pre-Effective Time Tax Period” means any Tax period (or a portion thereof) ending on or before the Effective Time.
     “Receivables” means the Company’s and its Subsidiaries’ accounts receivables reflected on the Financial Statements and the Company’s and its Subsidiaries’ accounts receivables outstanding as of the date hereof.
     “Release” means any presence, emission, spill, seepage, leak, escape, leaching, discharge, injection, pumping, pouring, emptying, dumping, disposal, migration, or release of Hazardous Substances from any source into or upon the environment, including the air, soil, improvements, surface water, groundwater, the sewer, septic system, storm drain, publicly owned treatment works, or waste treatment, storage, or disposal systems.
     “Remediation” means, with respect to an Environmental Condition, the implementation and completion of any remedial, removal, response, construction, closure, disposal or other corrective actions required under Environmental Laws to correct or remove such Environmental Condition.
     “Remediation Amount” means, with respect to an Environmental Condition, the present value as of the Closing Date (using an annual discount rate of ten percent) of the cost (net to the Company’s interest) of the most cost effective Remediation of such Environmental Condition to a regulatory standard equal to but no more stringent than as required for land use of the Oil and Gas Interests as of the Closing Date.
     “Reserve Report” means that certain estimate of the proven oil and gas reserves of the Company and its Subsidiaries as of January 1, 2007, prepared by W. D. Von Goton.
     “to the Sellers’, Company’s and its Subsidiaries’ knowledge” or other similar phrases, mean the actual knowledge of J. Jeff Voncannon, Charles A. Cederberg and Allen Aday.
     “Subsidiary” means, with respect to any Person, any corporation of which a majority of the economic power or total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of such Person or a combination thereof, or any partnership, association or other business entity of which a majority of the partnership or other similar ownership interest is owned or controlled, directly or indirectly, by such Person or one or more Subsidiaries of such Person or a combination thereof, and with respect to the Company, specifically includes Redman Energy Corporation, a Delaware corporation (“Redman Delaware”), Redman Energy Corporation, a Texas corporation, Redman Operating Company, a Texas corporation, Redman Enterprises LLC, a Texas limited liability company (“Redman Enterprises”), Redman Property Company, a Texas corporation, and Lynne Gathering Company, a Texas corporation. For purposes of this definition, a Person is deemed to have a majority ownership interest in a partnership, association or other business entity if such Person is allocated a majority of the gains or losses of such partnership, association or other business entity or is or controls the managing director or general partner of such partnership, association or other business entity. Unless the context otherwise indicates, reference to a Subsidiary herein shall mean the Company’s Subsidiary.
     “Target Working Capital” means $1.
     “Tax” or “Taxes” means any federal, state, local or foreign income, gross receipts, franchise, estimated, alternative minimum, add on minimum, sales, use, transfer, real property gains, registration, value added, excise, natural resources, severance, stamp, occupation, premium, environmental, customs, duties, real property, special assessment, personal property, capital stock, social security, unemployment, disability, payroll, license, employee or other withholding, or other tax, of any kind whatsoever, including any interest, penalties or additions to tax or additional amounts in respect of the foregoing; the foregoing shall include any transferee or secondary liability for a Tax and any liability assumed by agreement or arising as a result of being (or ceasing to be) a member of any Affiliated Group (or by being included (or required to be included) in any Tax Return relating thereto).
     “Tax Insurance Policy” means an insurance policy naming Buyer as insured which is obtained by Buyer in accordance with this Agreement for the purpose of providing insurance coverage for breaches of the representations and warranties of the Sellers contained in Section 4.08 and insurance coverage for Tax liability arising from any restructuring undertaken by the Company and/or any Subsidiary prior to the Closing Date.
     “Tax Returns” means any return, report, information return or other document (including schedules or any related or supporting information) filed or required to be filed with any Governmental Entity or other authority in connection with the determination, assessment or collection of any Tax or the administration of any Laws, regulations or administrative requirements relating to any Tax.
     “Title Benefit” means any right, circumstance or condition that operates (i) to increase the Net Revenue Interest of the Company or any of its Subsidiaries, as applicable, in any Well (or the specified zone(s) therein) above that shown for such Well in Schedule B, to the extent the same does not cause a greater than proportionate increase in the Working Interest of the Company or any of its Subsidiaries, as applicable, therein above that shown in Schedule B, or (ii)

to decrease the Working Interest of the Company or any of its Subsidiaries, as applicable, in any Well (or the specified zone(s) therein) below that shown for such Well (or the specified zone(s) therein) in Schedule B, to the extent the same causes a decrease in the Working Interest of the Company or any of its Subsidiaries, as applicable, that is proportionately greater than the decrease in the Net Revenue Interest of the Company or any of its Subsidiaries, as applicable, therein below that shown in Schedule B.
     “Title Defect” means any Lien, defect or other matter that causes the Company or any of its Subsidiaries, as applicable, not to have Defensible Title in and to the Oil and Gas Interests as of the Effective Time.
     “Treasury Regulations” means the regulations promulgated by the United States Treasury Department under the Code.
     “Virtex/Faraday Claim” means that certain claim under the cause of action styled as Cause No. 05-11-0802-CVIA; Redman Energy Corp v. Faraday Pipeline Company and Virtex Petroleum Company Inc.
     “Working Interest,” with respect to any Well, means the decimal interest in and to such Well that is burdened with the obligation to bear and pay costs and expenses of maintenance, development and operations on or in connection with such Well, but without regard to the effect of any royalties, overriding royalties, production payments, net profits interests and other similar burdens upon, measured by or payable out of production therefrom.
     II. Other Definitional Provisions.
          (a) Accounting Terms. Accounting terms which are not otherwise defined in this Agreement have the meanings given to them under GAAP. To the extent that the definition of an accounting term defined in this Agreement is inconsistent with the meaning of such term under GAAP, the definition set forth in this Agreement will control.
          (b) Successor Laws. Any reference to any particular Code Section or any other Laws or regulations will be interpreted to include any revision of or successor to that Section regardless of how it is numbered or classified.
     III. Cross-Reference of Other Definitions. Each capitalized term listed below is defined in the corresponding Section of this Agreement:

Term	Section No.
2006 Balance Sheet	2.03(b)
Accountants	10.01(h)
Acquisition Proposal	6.04
Affected Well	2.05(b)(vii)(E)

Term	Section No.
Agreement	Preface
Allocation	10.01(a)
Audited Financial Statements	4.05(a)
Buyer	Preface
Buyer Indemnification Threshold	8.04(b)
Buyer Parties	8.02
Buyer Representative	6.02
Cap	8.04(a)
Closing	2.01
Closing Balance Sheet	2.03(b)
Closing Date	2.01
Code	4.13(a)
Company	Preface
Company Contracts	4.09(a)
Consent	Definition of “Permitted Liens”
Defective Support Property	2.05(b)(vii)(E)
Disclosure Schedules	Article IV
Dispute Resolution Auditor	2.03(b)
Environmental Arbitrator	2.07(f)
Environmental Claim Date	2.07(b)
Environmental Defect Notice	2.07(b)
Equipment	Definition of “Oil and Gas Interests”
ERISA	4.13(a)
Escrow Amount	1.02
Exclusivity Period	6.04
Expiration Date	8.01
First Fiscal Quarter 2007 Financial Statements	4.05(d)
Indemnitee	8.05(a)
Indemnitor	8.05(a)
Individual Environmental Threshold	2.07(e)
Individual Title Benefit Threshold	2.05(b)(v)
Individual Title Defect Threshold	2.05(b)(ix)
Land	Definition of “Oil and Gas Interests”
Litigation	4.11

Term	Section No.
LOC Deposit	1.03
Loss(es)	8.02
O&G Agreements	Definition of “Oil and Gas Interests”
O&G Leases	Definition of “Oil and Gas Interests”
Objections Statement	2.03(b)
Permits	4.15
Plans	4.13(a)
Preferential Right	Definition of “Permitted Liens”
Purchase Price	1.02
Records	Definition of “Oil and Gas Interests”
Redman Delaware	Definition of “Subsidiary”
Redman Enterprises	Definition of “Subsidiary”
Schedule	Article IV
Sellers	Preface
Sellers’ Expenses	11.02
Sellers’ Group	2.07(a)(ii)
Sellers’ Indemnification Threshold	8.04(a)
Seller Parties	8.03
Seller Securities	Recitals
Straddle Period	10.01(c)
Tax Indemnification Obligation	8.04(d)
Tax Indemnification Threshold	8.04(d)
Title Arbitrator	2.05(b)(x)
Title Benefit Amount	2.05(b)(v)
Title Benefit Notice	2.05(b)(ii)
Title Claim Date	2.05(b)(i)
Title Defect Amount	2.05(b)(iv)(A)
Title Defect Notice	2.05(b)(i)
Title Defect Property	2.05(b)(i)
Transfer Taxes	10.01(g)
Wells	Definition of “Oil and Gas Interests”

ARTICLE I
CONTRIBUTION AND SALE OF THE SECURITIES
     1.01 Contribution. As a contribution to Buyer and in consideration for the payment of the Purchase Price to the Sellers as described in Section 1.02, the Sellers shall contribute to Buyer at Closing all of the Seller Securities free and clear of all Liens (except as provided in Section 4.04).
     1.02 Purchase Price. At the Closing, Buyer agrees to pay to the Sellers an aggregate cash and/or Buyer Units in an aggregate amount (the “Purchase Price”) equal to (i) $70,000,000.00, minus (ii) the Sellers’ Expenses, plus (iii) the amount, if any, by which Estimated Net Working Capital exceeds Target Working Capital, minus (iv) the amount, if any, by which Estimated Net Working Capital is less than the Target Working Capital, minus (v) the aggregate amount of Closing Indebtedness, minus (vi) the amount equal to one-half the premium for the Tax Insurance Policy (if the Sellers chose to reduce the Purchase Price instead of paying one-half of the premium directly). At Closing, five percent (5%) of the Purchase Price in the form of Buyer Units (the “Escrow Amount”) shall be deposited in the Escrow Account with the Escrow Agent pursuant to the terms and conditions of the Escrow Agreement. The Purchase Price shall be subject to the adjustments set forth in Article II below. Buyer shall allocate the Purchase Price among the Sellers as specified by the Sellers in writing at least two (2) business days prior to Closing. The Buyer and Sellers agree that the Buyer Units to be delivered at Closing shall consist of 1,452,625 Common Units of Buyer which have an agreed value of $34,746,790.00.
     1.03 LOC Deposit. Within 48 hours after the execution and delivery of this Agreement, Buyer shall deliver to the Company an irrevocable letter of credit drawn on a bank acceptable to the Sellers, and in form and substance acceptable to Sellers, in the amount of Three Million Five Hundred Dollars ($3,500,000.00) (the “LOC Deposit”), which may be drawn at sight by the Company at any time upon presentation of a statement to such bank by the Company upon termination of this Agreement and in accordance with the last sentence of Section 9.02.
ARTICLE II
CLOSING AND PURCHASE PRICE ADJUSTMENTS
     2.01 The Closing. The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of Gardere Wynne Sewell LLP located at 1000 Louisiana, Suite 3400, Houston, TX 77002-5011 at 10:00 a.m. local time on July 31, 2007 or on such other date as is mutually agreeable to Buyer and the Sellers. The date and time of the Closing are referred to herein as the “Closing Date.”
     2.02 The Closing Transactions. Subject to the terms and conditions set forth in this Agreement, the parties hereto shall consummate the following transactions on the Closing Date:
     (a) the Sellers shall deliver to Buyer all of the certificates, if any, evidencing the Seller Securities, duly endorsed for transfer or accompanied by duly executed security transfer powers or other form of assignment and transfer;
     (b) Buyer shall deliver to the Sellers the Purchase Price (excluding the Escrow

Amount and the amount required to repay Closing Indebtedness) in the following manner: (i) the cash portion shall be paid by wire transfer of immediately available funds to the account(s) designated by the Sellers at least three (3) business days prior to the Closing Date and (ii) the equity portion shall be paid in Buyer Units in the form of certificates evidencing such Buyer Units;
     (c) Buyer shall repay, or cause to be repaid, on behalf of the Company and its Subsidiaries, the Closing Indebtedness by wire transfer of immediately available funds to the account(s) designated by the holders of such Closing Indebtedness at least three (3) business days prior to the Closing Date;
     (d) Buyer shall deliver the Escrow Amount by wire transfer of immediately available funds to the Escrow Agent;
     (e) the Sellers shall deliver to Buyer evidence satisfactory to Buyer that all Liens on the Seller Securities and/or the Company’s assets securing Indebtedness (other than Permitted Liens) shall be released upon the payment of the Closing Indebtedness in full on terms and conditions reasonably acceptable to the Sellers, Buyer and the holders of such Liens;
     (f) the Sellers shall have paid or assumed all of the Sellers’ Expenses as set forth in Section 11.02; and
     (g) Buyer and the Sellers shall make such other deliveries as are required by Article III hereof.
     2.03 Net Working Capital.
     (a) At least three (3) business days prior to the Closing Date, the Sellers shall deliver to Buyer its good faith calculation of Estimated Net Working Capital, Closing Indebtedness and the Purchase Price. The Sellers and Buyer shall negotiate in good faith to resolve any disagreement with respect to the Estimated Net Working Capital, Closing Indebtedness and the Purchase Price prior to the Closing. The Estimated Net Working Capital shall be determined in accordance with GAAP and consistent with the methodology set forth on Exhibit C attached hereto.
     (b) As promptly as possible, but in any event within ninety (90) days after the Closing Date, Buyer will deliver to the Sellers a balance sheet of the Company and its Subsidiaries (the “Closing Balance Sheet”) and a statement showing the calculation of Net Working Capital and its calculation of any adjustments pursuant to Section 2.03(c) below, derived from the Closing Balance Sheet (together with the Closing Balance Sheet, the “Preliminary Net Working Capital Statement”). The Closing Balance Sheet shall be prepared, and Net Working Capital shall be determined, each as of the Effective Time, on a consolidated basis in accordance with GAAP and with the same accounting methods, policies, principles, practices and procedures, with consistent classifications, judgments and estimations methodology, as were used in preparation of the audited consolidated balance sheet of the Company and its Subsidiaries as of the fiscal year ended December 31, 2006 (the “2006 Balance Sheet”). The Net Working Capital and the related Purchase Price adjustment shall be derived from the Closing Balance Sheet and determined in accordance with GAAP and consistent with the methodology set forth on Exhibit C attached hereto. The parties agree that the purpose of preparing the Closing Balance Sheet and determining Net Working Capital and the related Purchase Price adjustment contemplated by Section 2.03(c) is to measure changes in Net Working Capital, and such processes are not intended to permit the introduction of different judgments, accounting methods, policies, principles, practices, procedures, classifications or estimation methodologies for the purpose of preparing the Closing Balance Sheet or determining Net Working Capital. After delivery of the Preliminary Net Working Capital Statement, Buyer shall give the Sellers and its accountants reasonable access to review the Company’s and its Subsidiaries’ books and records and work papers related to the preparation of the Preliminary Net Working Capital Statement. The Sellers and their accountants may make reasonable inquires of Buyer, the Company and their respective accountants regarding questions concerning, or disagreements with, the Preliminary Net Working Capital Statement arising in the course of its review thereof, and Buyer shall use its, and shall cause the Company to use its, commercially reasonable efforts to cause any such accountants to cooperate with and respond to such reasonable inquiries. If the Sellers have any objections to the Preliminary Net Working Capital Statement, the Sellers shall deliver to Buyer a statement setting forth their objections thereto (an “Objections Statement”). If an Objections Statement is not delivered to Buyer within 30 days after delivery of the Preliminary Net Working Capital Statement, the Preliminary Net Working Capital Statement shall be final, binding and nonappealable by the parties hereto. The Sellers and Buyer shall negotiate in good faith to resolve any such objections, but if they do not reach a final resolution within 15 days after the delivery of the Objections Statement, the Sellers or Buyer may submit such dispute to PricewaterhouseCoopers LLP or a mutually acceptable qualified dispute resolution firm (the “Dispute Resolution Auditor”). Any further submissions to the Dispute Resolution Auditor must be written and delivered to each party to the dispute. The Dispute Resolution Auditor shall consider only those items and amounts which are identified in the Objections Statement as being items which the Sellers and Buyer are unable to resolve. The Dispute Resolution Auditor’s determination will be based on the definition of Net Working Capital contained herein. The Sellers and Buyer shall use their commercially reasonable efforts to cause the Dispute Resolution Auditor to resolve all disagreements as soon as practicable and in any event within 45 days after the submission of any dispute. Further, the Dispute Resolution Auditor’s determination shall be based solely on the presentations by Buyer and the Sellers (or their respective independent auditors or other agents) which are in accordance with the terms and procedures set forth in this Agreement (i.e., not on the basis of an independent review). The resolution of the dispute by the Dispute Resolution Auditor shall be final, binding and nonappealable on the parties hereto. The fees and expenses of the Dispute Resolution Auditor shall be allocated between and paid by Buyer and/or the Sellers based upon the percentage which the portion of the contested amount not awarded to each party bears to the amount actually contested by such party, as determined by the Dispute Resolution Auditor.
     (c) If the Net Working Capital as finally determined pursuant to Section 2.03(b) above is greater than the Estimated Net Working Capital, Buyer shall promptly pay to the Sellers the amount of such excess in cash. If the Net Working Capital as finally determined pursuant to Section 2.03(b) above is less than the Estimated Net Working Capital, the Sellers shall promptly pay to Buyer in cash the amount of such shortfall. Payments to be made pursuant to this Section 2.03(b) shall be made in accordance with Section 2.04.
     2.04 Post Closing Adjustment Payment. Any amounts payable pursuant to Section

2.03(c) above shall be paid promptly (but in any event within ten (10) business days) after such amounts are finally determined pursuant to Section 2.03(b) by wire transfer of immediately available funds to an account or accounts designated by the Sellers or Buyer, as applicable. In addition, if Buyer so elects in its sole discretion, Buyer may collect any amounts not paid by the Sellers pursuant to this Section 2.04 by making a claim against the Escrow Account.
     2.05 Adjustment for Title Defects.
     (a) General Disclaimer of Title Warranties and Representations. Except as set forth in Section 4.07(c), the Sellers and the Company make no warranty or representation, express, implied, statutory or otherwise, not even as to a return of the Purchase Price, with respect to title to any of the Oil and Gas Interests and Buyer hereby acknowledges and agrees that, except for any remedy Buyer may have for the breach of Section 4.07(c), which shall be in addition to any remedy set forth in this Section 2.05, Buyer’s sole remedy for any defect of title, including any Title Defect, with respect to any of the Oil and Gas Interests shall be as set forth in Section 2.05(b).
     (b) Notice of Title Defects; Defect Adjustments.
     (i) Title Defect Notices. On or before ten (10) days prior to Closing (the “Title Claim Date”), Buyer must deliver claim notices to Company meeting the requirements of this Section 2.05(b) (a “Title Defect Notice”) setting forth any matters which, in Buyer’s reasonable opinion, constitute Title Defects and which Buyer intends to assert as a Title Defect pursuant to this Section 2.05. Except for a breach of Section 4.07(c), which shall not be limited by this sentence, Buyer shall be deemed to have waived, and the Sellers and the Company shall have no liability for, any Title Defect which Buyer fails to assert as a Title Defect by a Title Defect Notice received by Company on or before the Title Claim Date. To be effective, each Title Defect Notice shall be in writing, and shall include (A) a description of the alleged Title Defect(s), (B) the Well(s) (and the applicable zone(s) therein) and/or other Oil and Gas Interests affected by the Title Defect (each a “Title Defect Property”), (C) the Allocated Value of each Title Defect Property, (D) supporting documents reasonably necessary for the Sellers to verify the existence of the alleged Title Defect(s), and (E) the amount by which Buyer reasonably believes the Allocated Value of each Title Defect Property is reduced by the alleged Title Defect(s) and the computations upon which Buyer’s belief is based.
     (ii) Title Benefit Notices. The Sellers shall have the right, but not the obligation, to deliver to Buyer on or before the Title Claim Date a notice (a “Title Benefit Notice”) with respect to each Title Benefit, which Title Benefit Notice must be delivered by the Company or the Sellers, as the case may be, to the Buyer on or before the Title Claim Date. To be effective, each Title Benefit Notice shall be in writing, and shall include (A) a description of the alleged Title Benefit(s), (B) the Well(s) (and the applicable zone(s) therein) and/or other Oil and Gas Interests affected by the Title Benefit (each a “Title Benefit Property”), (C) the Allocated Value of each Title Benefit Property, (D) supporting documents reasonably necessary for the Buyers to verify the existence of the alleged Title Benefit(s), and (E) the amount by which Seller reasonably believes the Allocated Value of each Title Benefit Property is increased by the alleged Title Benefit(s)

and the computations upon which Seller’s belief is based. The Sellers shall be deemed to have waived all Title Benefits which Sellers fail to assert as a Title Benefit by a Title Benefit Notice received by the Buyer on or before the Title Claim Date.
     (iii) Sellers’ Right to Cure. The Sellers shall have the right, but not the obligation, to attempt, at their sole cost, to cure at any time prior to the Closing Date (the “Cure Period”), any Title Defects of which Company has been advised by Buyer.
     (iv) Remedies for Title Defects. Subject to the Sellers’ continuing right to dispute the existence of a Title Defect and/or the Title Defect Amount asserted with respect thereto in accordance with this Section 2.05(b), in the event that any Title Defect timely asserted by Buyer in accordance with Section 2.05(b)(i) is not waived in writing by Buyer or cured on or before Closing, the Sellers shall, at their sole option, elect to:
     (A) subject to the Individual Title Defect Threshold and the Aggregate Deductible, reduce the Purchase Price by an amount (“Title Defect Amount”) determined pursuant to Section 2.05(b)(vii) or 2.05(b)(x) as being the value of such Title Defect;
     (B) retain the entirety of the Oil and Gas Interest that is subject to such Title Defect, together with all associated Oil and Gas Interests, in which event the Purchase Price shall be reduced by an amount equal to the Allocated Value of such asset and such associated Oil and Gas Interests; or
     (C) if applicable, terminate this Agreement pursuant to Section 9.01.
     (v) Remedies for Title Benefits. With respect to each Well (or specified zone(s) therein) affected by Title Benefits reported under Section 2.05(b)(ii), the Purchase Price shall be increased by an amount (the “Title Benefit Amount”) equal to the increase in the Allocated Value for such Well caused by such Title Benefits, as determined pursuant to Section 2.05(b)(viii) or 2.05(b)(x). Notwithstanding anything to the contrary, (i) in no event shall there be any adjustments to the Purchase Price or other remedies provided to the Sellers for any individual Title Benefit for which the Title Benefit Amount does not exceed $25,000 (the “Individual Title Benefit Threshold”); and (ii) in no event shall there be any adjustments to the Purchase Price or other remedies provided to the Sellers for any Title Benefit that exceeds the Individual Title Benefit Threshold unless the sum of the Title Benefit Amounts of all such Title Benefits that exceed the Individual Title Benefit Threshold, in the aggregate, exceeds the Aggregate Deductible, after which point the Sellers shall be entitled to adjustments to the Purchase Price only with respect to such Title Benefits in excess of such Aggregate Deductible.
     (vi) Exclusive Remedy. Except for any remedy Buyer may have for the breach of Section 4.07(c), which remedy shall be in addition to the remedy provided under this section, Section 2.05(b)(iv) shall be the exclusive right and remedy of Buyer with respect to the Company’s failure to have Defensible Title with respect to any Oil and Gas Interest.
     (vii) Title Defect Amount. The Title Defect Amount resulting from a Title

Defect shall be the amount by which the Allocated Value of the affected Title Defect Property is reduced as a result of the existence of such Title Defect and shall be determined in accordance with the following terms and conditions:
     (A) if Buyer and the Sellers agree on the Title Defect Amount, then that amount shall be the Title Defect Amount;
     (B) if the Title Defect is a Lien that is undisputed and liquidated in amount, then the Title Defect Amount shall be the amount necessary to be paid to remove the Title Defect from the Title Defect Property;
     (C) if the Title Defect does not affect the ratio of the Net Revenue Interest to the Working Interest for any Title Defect Property stated in Schedule B, then the Title Defect Amount shall be the product of the Allocated Value of such Title Defect Property multiplied by a fraction, the numerator of which is the decimal amount of the Net Revenue Interest decrease and the denominator of which is the Net Revenue Interest stated in Schedule B;
     (D) if the Title Defect represents an obligation or Lien upon or other defect in title to the Title Defect Property of a type not described above, the Title Defect Amount shall be determined by taking into account the Allocated Value of the Title Defect Property, the portion of the Title Defect Property affected by the Title Defect, the legal effect of the Title Defect, the potential economic effect of the Title Defect over the life of the Title Defect Property, the values placed upon the Title Defect by Buyer and the Sellers and such other reasonable factors as are necessary to make a proper evaluation; provided, however, that if such Title Defect is reasonably capable of being cured, the Title Defect Amount shall not be greater than the reasonable cost and expense of curing such Title Defect;
     (E) If (a) a Title Defect Property is not a Well (or specified zone(s) therein), (b) such Title Defect Property does not have an Allocated Value, (c) the Title Defect with respect to such Title Defect Property causes a loss of title to such Title Defect Property, and (d) the loss of such title to such Title Defect Property will prevent the continued operation or production of a Well (or one or more specified zone(s) therein) shown in Schedule B (such Well or the specified zone(s) therein being referred to as the “Affected Well”) and the other Oil and Gas Interests are not capable of providing an alternative means to support, in all material respects, the continued operation or production of the Affected Well, then such Title Defect Property (a “Defective Support Property”) and such Affected Well(s) shall collectively be considered a single Title Defect Property for purposes of this Section 2.05; provided, however, that the Title Defect Amount resulting from the Title Defect affecting such Defective Support Property shall be the lesser of (1) the reasonable cost to replace such Defective Support Property, if such Defective Support Property is reasonably capable of being replaced, (2) the reasonable cost of providing an alternative means to support in all material respects the continued operation or production of the Affected Well, or (3) the Title Defect Amount that would otherwise be applicable to such Title

Defect under this Section 2.05.
     (F) the Title Defect Amount with respect to a Title Defect Property shall be determined without duplication of any costs or losses included in another Title Defect Amount hereunder; and
     (G) notwithstanding anything to the contrary in this Section 2.05, the aggregate Title Defect Amounts attributable to the effects of all Title Defects upon any Title Defect Property shall not exceed the Allocated Value of the Title Defect Property.
     (viii) Title Benefit Amount. The Title Benefit Amount resulting from a Title Benefit shall be determined in accordance with the following methodology, terms and conditions:
     (A) if Buyer and the Sellers agree on the Title Benefit Amount, then that amount shall be the Title Benefit Amount;
     (B) if the Title Benefit does not affect the ratio of the Net Revenue Interest to the Working Interest for any Title Benefit Property stated in Schedule B, then the Title Benefit Amount shall be the product of the Allocated Value of such Title Benefit Property multiplied by a fraction, the numerator of which is the decimal amount of the Net Revenue Interest increase and the denominator of which is the Net Revenue Interest stated in Schedule B; and
     (C) if the Title Benefit represents a benefit in title of a type not described above, the Title Benefit Amount shall be determined by taking into account the Allocated Value of the affected property, the portion of the subject property affected by the Title Benefit, the legal effect of the Title Benefit, the potential economic effect of the Title Benefit over the life of the subject property, the values placed upon the Title Benefit by Buyer and the Sellers and such other reasonable factors as are necessary to make a proper evaluation.
     (ix) Title Deductibles. Notwithstanding anything to the contrary, (A) in no event shall there be any adjustments to the Purchase Price or other remedies provided by the Sellers for any individual Title Defect for which the Title Defect Amount does not exceed $25,000 (“Individual Title Defect Threshold”); and (B) in no event shall there be any adjustments to the Purchase Price or other remedies provided by the Sellers for any Title Defect that exceeds the Individual Title Defect Threshold unless the sum of (1) the Title Defect Amounts of all such Title Defects that exceed the Individual Title Defect Threshold, in the aggregate, excluding any Title Defects cured by the Sellers plus (2) the Remediation Amounts of all environmental defects, in the aggregate, excluding any individual Environmental Condition for which the Remediation Amount does not exceed the Individual Environmental Threshold and any environmental defects cured by the Sellers, exceeds the Aggregate Deductible, after which point Buyer shall be entitled to adjustments to the Purchase Price or other remedies only with respect to such Title Defects in excess of such Aggregate Deductible.

     (x) Title Dispute Resolution. The Sellers and Buyer shall attempt to agree on all Title Defects, Title Benefits, Title Defect Amounts and Title Benefit Amounts prior to Closing. If the Sellers and Buyer are unable to agree by Closing, the Title Defect Amounts and Title Benefit Amounts in dispute shall be exclusively and finally resolved pursuant to this Section 2.05(b)(x). There shall be a single arbitrator, who shall be a title attorney with at least ten years experience in oil and gas titles involving properties in the regional area in which the Title Defect Properties are located, as selected by mutual agreement of Buyer and the Sellers within 15 days after the end of the Cure Period, and absent such agreement, by the Houston office of the American Arbitration Association (the “Title Arbitrator”). The arbitration proceeding shall be held in Houston, Texas and shall be conducted in accordance with the Commercial Arbitration Rules of the American Arbitration Association, to the extent such rules do not conflict with the terms of this Section. The Title Arbitrator’s determination shall be made within 20 days after submission of the matters in dispute and shall be final and binding upon both parties, without right of appeal. In making his determination, the Title Arbitrator shall be bound by the provisions of Sections 2.05(b)(vii) and 2.05(b)(viii) and, subject to the foregoing, may consider such other matters as in the opinion of the Title Arbitrator are necessary to make a proper determination. The Title Arbitrator, however, may not award the Buyer a greater Title Defect Amount than the Title Defect Amount claimed by Buyer in its applicable Title Defect Notice and may not award the Sellers a greater Title Benefit Amount than the Title Benefit Amount claimed by the Sellers in its applicable Title Benefit Notice. The Title Arbitrator shall act as an expert for the limited purpose of determining the specific disputed Title Defect, Title Benefit, Title Defect Amounts and/or Title Benefit Amounts submitted by either party and may not award damages, interest or penalties to either party with respect to any matter. The Sellers and Buyer shall each bear its own legal fees and other costs of presenting its case. The non-prevailing party shall bear the costs and expenses of the Title Arbitrator. To the extent that the award of the Title Arbitrator with respect to any Title Defect Amount or Title Benefit Amount is not taken into account as an adjustment to the Purchase Price pursuant to Section 2.05(b), then within ten days after the Title Arbitrator delivers written notice to Buyer and the Sellers of his award with respect to a Title Defect Amount or a Title Benefit Amount, and subject to the other terms and provisions hereof, (A) Buyer shall pay to the Sellers the amount, if any, so awarded by the Title Arbitrator to the Sellers and (B) the Sellers shall pay to Buyer the amount, if any, so awarded by the Title Arbitrator to Buyer.
     (xi) Casualty or Condemnation Loss.
     (A) Notwithstanding anything herein to the contrary and subject to the termination rights set forth below, from and after the Effective Time, subject to the Closing, Buyer shall assume all risk of loss with respect to production of Hydrocarbons through normal depletion (including watering out of any well, collapsed casing or sand infiltration of any well) and the depreciation of personal property due to ordinary wear and tear, in each case, with respect to the assets of the Company and its Subsidiaries.
     (B) If, after the date of this Agreement but prior to the Closing Date, any portion of the Oil and Gas Interests is destroyed by fire or other casualty or is taken in condemnation or under right of eminent domain, and the aggregate amount of any such loss or taking exceeds ten percent (10%) of the Purchase Price, either Buyer or the Sellers shall have the right to terminate this Agreement, in which event this Agreement shall terminate and the LOC Deposit shall be returned to Buyer. If the aggregate amount of any such loss or taking is ten percent (10%) or less of the Purchase Price, this Agreement may not be terminated based on such loss or taking. If the loss as a result of such individual casualty or taking exceeds $25,000 and the parties proceed to Closing, the parties shall treat such casualty or taking as a Title Defect with respect to the affected Oil and Gas Interests under this Section 2.05, including the dispute resolution provisions, except that for purposes of this Section 2.05(b)(xi): (1) the Title Claim Date shall be the Closing Date; (2) the Title Defect Amount shall be the difference between the cost to replace or repair the Oil and Gas Interests that are destroyed by fire or other casualty or are taken in condemnation or under right of eminent domain and the estimated insurance or other proceeds the Company is entitled to as a result of such destruction or taking.
     (C) If any action for condemnation or taking under right of eminent domain is pending or threatened with respect to any Oil and Gas Interests of the Company or its Subsidiaries or portion thereof after the date of this Agreement, but no taking of such Oil and Gas Interests or portion thereof occurs prior to the Closing Date, Buyer shall nevertheless be required to close the transactions contemplated by this Agreement and the Sellers, at Closing, shall assign, transfer and set over to Buyer or subrogate Buyer to all of the Sellers’ right, title and interest (if any) in such condemnation or eminent domain action, including any future awards therein, insofar as they are attributable to such Oil and Gas Interests threatened to be taken, except that the Sellers shall reserve and retain (and Buyer shall assign to the Sellers) all rights, titles, interests and claims against third parties for the recovery of the Seller’s costs and expenses incurred prior to the Closing in defending or asserting rights in such action with respect to such Oil and Gas Interests.
     2.06 Gas Imbalance Adjustment. To the Sellers’ knowledge, each of the net overproduction and underproduction of gas from the Oil and Gas Interests as of the Effective Date is shown on Schedule 2.06. Buyer shall have a period of six months following Closing to verify such imbalances. If Buyer notifies the Sellers within such period that such overproduction exceeded the amount shown on Schedule 2.06 by more than 0.5 billion cubic feet or such underproduction is less than the amount shown on Schedule 2.06 by 0.5 billion cubic feet, and thereafter promptly provides to the Sellers all reasonable evidence supporting such conclusion, the Sellers shall have thirty (30) days following the receipt of such information to object in writing to Buyer’s calculations or information. If the Sellers notify Buyer in writing of its objection within such thirty (30) day period, and the parties cannot agree on the amount of overproduction or underproduction within thirty (30) days following such written objection notice, the matter shall be arbitrated in accordance with the provisions of Section 2.05, with the deadline for selection of a mutually acceptable auditor being ten days following the foregoing thirty-day resolution-by-agreement period. The Sellers shall pay to Buyer $4.00 per thousand cubic feet of the actual volume of overproduction less the amount shown on Schedule 2.06 for such overproduction within five business days following the period for the Sellers to object, if no objection is made, or within five business days following resolution of the matter by agreement or arbitration, whichever occurs. Buyer shall pay to the Sellers $4.00 per thousand cubic feet for the difference between the amount shown on Schedule 2.06 for such underproduction and the actual volume of underproduction within five business days following the period for the Sellers to object, if no objection is made, or within five business days following resolution of the matter by agreement or arbitration, whichever occurs. Such overproduction and underproduction payments shall be netted against each other to the extent possible. This Section 2.06 contains the sole and exclusive obligation of each of the Sellers and Buyer with respect to natural gas imbalances.
     2.07 Environmental Adjustment.
     (a) Inspection and Testing.
     (i) Prior to Closing, Buyer shall have the right, at its sole cost and expense, to review the Company’s and its Subsidiaries’ Phase I environmental assessments of the Oil and Gas Interests and to conduct any further Phase I or other non-invasive environmental assessment of the Oil and Gas Interests it deems appropriate, to the extent that the Company and its Subsidiaries have the authority to grant such right to Buyer; provided that the Company and its Subsidiaries shall use commercially reasonable efforts to obtain all authority necessary to grant to Buyer the right to all Phase I or other non-invasive environmental assessments that Buyer determines are necessary with respect to the Oil and Gas Interests. Buyer shall promptly provide to the Company any reports prepared by third party consultants for Buyer. The Company and its Subsidiaries and Buyer shall keep all information relating to such assessments and any internal documents regarding Buyer’s environmental assessments strictly confidential whether or not Closing occurs, except as may be required pursuant to any Environmental Laws.
     (ii) Buyer waives and releases all claims against the Sellers, their affiliates, and each of their respective partners, members, directors, officers, employees, agents and other representatives and their successor and assigns (collectively, the “Sellers’ Group”), for injury to or death of persons, or damage to property, arising in any way from the exercise of rights granted to Buyer pursuant to this Section 2.07 or the activities of Buyer or its employees, agents or contractors on the Oil and Gas Interests in connection therewith. BUYER SHALL INDEMNIFY THE SELLERS’ GROUP AGAINST AND HOLD THE MEMBERS OF THE SELLERS’ GROUP HARMLESS FROM ANY AND ALL LOSS, COST, DAMAGE, EXPENSE OR LIABILITY WHATSOEVER, INCLUDING ATTORNEY’S FEES, ARISING OUT OF (I) ANY AND ALL STATUTORY OR COMMON LAW LIENS OR OTHER ENCUMBRANCES FOR LABOR OR MATERIALS FURNISHED IN CONNECTION WITH SUCH TESTS, SAMPLINGS, STUDIES OR SURVEYS AS BUYER MAY CONDUCT WITH RESPECT TO THE OIL AND GAS INTERESTS; AND (II) ANY INJURY TO OR DEATH OF PERSONS OR DAMAGE TO PROPERTY OCCURRING IN, ON OR ABOUT THE OIL AND GAS INTERESTS AS A RESULT OF SUCH EXERCISE OR ACTIVITIES, NOTWITHSTANDING THE SOLE, JOINT OR CONCURRENT NEGLIGENCE OR STRICT LIABILITY OF, OR BREACH OF REPRESENTATION,

WARRANTY OR CONTRACT BY, ANY OF THE SELLERS’ GROUP, BUT EXCLUDING, HOWEVER, THOSE LOSSES, COSTS, DAMAGES, EXPENSES AND LIABILITIES ARISING OUT OF THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF THE SELLERS OR ANY REPRESENTATIVE, EMPLOYEE, CONSULTANT, INDEPENDENT CONTRACTOR OR SUBCONTRACTOR OF THE SELLERS.
     (b) Assertions of Environmental Conditions. Buyer must deliver claim notices to the Sellers meeting the requirements of this Section 2.07 an (“Environmental Defect Notice”) not later than ten (10) days prior to Closing (the “Environmental Claim Date”) setting forth any matters which, in Buyer’s reasonable opinion, constitute an Environmental Condition and which Buyer intends to assert as an Environmental Condition pursuant to this Section 2.07; provided however, nothing in this subsection prevents Buyer from delivering more than one Environmental Defect Notice, so long as all such Environmental Defect Notices are delivered prior to the Environmental Claim Date. For all purposes of this Agreement, Buyer shall be deemed to have waived any Environmental Condition which Buyer fails to assert as an Environmental Condition by an Environmental Defect Notice received by the Sellers on or before the Environmental Claim Date. To be effective, each Environmental Defect Notice shall be in writing and shall include (i) a description of the matter constituting the alleged Environmental Condition, (ii) a description of each Oil and Gas Interest (or portion thereof) that is affected by the alleged Environmental Condition, (iii) Buyer’s assertion of the Allocated Value of the portion of the Oil and Gas Interest affected by the alleged Environmental Condition, (iv) supporting documents reasonably necessary for the Sellers to verify the existence of the alleged Environmental Condition, and (v) a calculation of the Remediation Amount (itemized in reasonable detail) that Buyer asserts is attributable to such alleged Environmental Condition. Buyer’s calculation of the Remediation Amount included in the Environmental Defect Notice must describe in reasonable detail the Remediation proposed for the asserted Environmental Condition and identify all assumptions used by the Buyer in calculating the Remediation Amount, including the standards that Buyer asserts must be met to comply with Environmental Laws. The Sellers shall have the right, but not the obligation, to cure any claimed Environmental Condition on or before Closing. It shall be Buyer’s sole responsibility to inspect, investigate, and assess any Environmental Conditions prior to the Environmental Claim Date.
     (c) Remedies for Environmental Conditions. Subject to the Sellers’ continuing right to dispute the existence of an Environmental Condition and/or the Remediation Amount asserted with respect thereto, in the event that any Environmental Condition timely asserted by Buyer in accordance with Section 2.07(b) is not waived in writing by Buyer or cured on or before Closing, the Sellers shall, at their sole option, elect to:
     (i) subject to the Individual Environmental Threshold and the Aggregate Deductible, reduce the Purchase Price by the Remediation Amount;
     (ii) assume responsibility for the Remediation of such Environmental Condition;
     (iii) retain the entirety of the Oil and Gas Interest that is subject to such Environmental Condition, together with all associated Oil and Gas Interests, in which event the Purchase Price shall be reduced by an amount equal to the Allocated Value of such asset and such associated Oil and Gas Interests; or
     (iv) if applicable, terminate this Agreement pursuant to Section 9.01.
     If the Sellers elects the option set forth in clause (ii) above, the Sellers shall use reasonable efforts to implement such Remediation in a manner which is consistent with the requirements of Environmental Laws in a timely fashion for the type of Remediation that the Sellers elect to undertake and shall have reasonable access to the affected Oil and Gas Interests after the Closing Date to implement and complete such Remediation. In connection with the grant of access to the Oil and Gas Interests in this Section 2.07(c), Sellers represent that they are adequately insured and waive, release and agree to indemnify Buyer and its parent, affiliates, directors, officers, shareholders, employees, agents, partners, members, and representatives against all claims for injury to, or death of, persons or for damage to property arising in any way from the access afforded to Sellers hereunder or the activities of Sellers. THE FOREGOING INDEMNITY SHALL BE ENFORCEABLE REGARDLESS OF WHETHER ANY PERSON (INCLUDING THE INDEMNIFYING PARTY) ALLEGES OR PROVES (i) NEGLIGENCE (INCLUDING SOLE NEGLIGENCE, SINGLE NEGLIGENCE, JOINT NEGLIGENCE, CONCURRENT NEGLIGENCE, ACTIVE OR PASSIVE NEGLIGENCE, BUT EXPRESSLY NOT INCLUDING GROSS NEGLIGENCE OR WILLFUL MISCONDUCT) OF ANY INDEMNIFIED PARTY, OR (ii) STRICT LIABILITY. THE PARTIES HERETO AGREE THAT THE FOREGOING COMPLIES WITH THE EXPRESS NEGLIGENCE RULE AND IS CONSPICUOUS. THIS WAIVER, RELEASE AND INDEMNITY BY SELLERS SHALL SURVIVE THE CLOSING. The Sellers will be deemed to have adequately completed the Remediation required in the immediately preceding sentence (A) upon receipt of a certificate or approval from the applicable Governmental Entity that the Remediation has been implemented to the extent necessary to comply with existing regulatory requirements equal to but no more stringent than as required for land use of the Oil and Gas Interests as of the Closing Date or (B) upon written consent of Buyer which consent may not be unreasonably withheld or delayed.
     (d) Exclusive Remedy. Subject to Section 2.07(e), Section 2.07(c) shall be the exclusive right and remedy of Buyer with respect to any Environmental Condition other than any right or remedy Buyer may have for the breach of the representations contained in Section 4.16, which right shall be in addition to the remedy provided in Section 2.07(c). Buyer hereby waives any claims of cost recovery or contribution from the Sellers related to the Oil and Gas Interests under any Environmental Laws or any other cause of action.
     (e) Environmental Deductibles. Notwithstanding anything to the contrary, (i) in no event shall there be any adjustments to the Purchase Price or other remedies provided by the Sellers for any individual Environmental Condition for which the Remediation Amount does not exceed $1,000,000 (“Individual Environmental Threshold”); and (ii) in no event shall there be any adjustments to the Purchase Price or other remedies provided by the Sellers for any Environmental Condition for which the Remediation Amount exceeds the Individual Environmental Threshold unless (A) the sum of (1) the Remediation Amounts of all such

Environmental Conditions that exceed the Individual Environmental Threshold, in the aggregate, excluding any Environmental Conditions cured by the Sellers, plus (2) the Title Defect Amounts of all Title Defects, in the aggregate, excluding any individual Title Defect for which the Title Defect Amount does not exceed the Individual Title Defect Threshold and any Title Defects cured by the Sellers, (B) exceeds the Aggregate Deductible, after which point Buyer shall be entitled to adjustments to the Purchase Price or other remedies only with respect to such Environmental Conditions in excess of such Aggregate Deductible.
     (f) Environmental Dispute Resolution. The Sellers and Buyer shall attempt to agree on all Environmental Conditions and Remediation Amounts prior to Closing and as to the completion of Remediation efforts after Closing. If the Sellers and Buyer are unable to agree by Closing (or, after Closing, as to the completion of Remediation efforts), the Environmental Conditions and/or Remediation Amounts in dispute shall be exclusively and finally resolved by arbitration pursuant to this Section 2.07. There shall be a single arbitrator, who shall be an environmental attorney with at least ten years experience in environmental matters involving oil and gas properties, as selected by mutual agreement of Buyer and the Sellers within fifteen days after the Closing Date, or within fifteen days after the Sellers claim completion of Remediation efforts after Closing, as applicable, and absent such agreement, by the Houston office of the American Arbitration Association (the “Environmental Arbitrator”). The arbitration proceeding shall be held in Houston, Texas and shall be conducted in accordance with the Commercial Arbitration Rules of the American Arbitration Association, to the extent such rules do not conflict with the terms of this Article. The Environmental Arbitrator’s determination shall be made within twenty days after submission of the matters in dispute and shall be final and binding upon Buyer and the Sellers, without right of appeal. In making his or her determination, the Environmental Arbitrator shall be bound by the provisions set forth in this Section 2.07 and, subject to the foregoing, may consider such other matters as in the opinion of the Environmental Arbitrator are necessary or helpful to make a proper determination. The Environmental Arbitrator, however, may not award the Buyer more than the Remediation Amount claimed by Buyer in its applicable Environmental Defect Notice. The Environmental Arbitrator shall act as an expert for the limited purpose of determining the specific disputed Environmental Conditions and/or Remediation Amounts submitted by a party and may not award damages, interest or penalties to any party with respect to any matter. The Sellers and Buyer shall each bear their own legal fees and other costs of presenting their case. The non-prevailing party shall bear the costs and expenses of the Environmental Arbitrator, such non-prevailing party to be designated by the Environmental Arbitrator; provided however, if the Environmental Arbitrator is unable or unwilling to designate a non-prevailing party and the Sellers and the Buyer cannot agree among themselves as to which is the non-prevailing party, the Sellers and the Buyer shall share the costs and expenses of the Environmental Arbitrator in equal portions. To the extent that the award of the Environmental Arbitrator with respect to any Remediation Amount is not taken into account as an adjustment to the Purchase Price pursuant to Section 2.07, then within ten days after the Environmental Arbitrator delivers written notice to Buyer and the Sellers of his or her award with respect to a Remediation Amount, and subject to Section 2.07 and the other terms and provisions hereof, (i) Buyer shall pay to the Sellers the amount, if any, so awarded by the Environmental Arbitrator to the Sellers and (ii) the Sellers shall pay to Buyer the amount, if any, so awarded by the Environmental Arbitrator to Buyer.
     (g) NORM, Wastes and Other Substances. Buyer acknowledges that the Oil and Gas

Interests have been used for exploration, development, and production of oil and gas and that there may be petroleum, produced water, wastes, or other substances or materials located in, on or under the Oil and Gas Interests or associated with the Oil and Gas Interests. Equipment and sites included in the Oil and Gas Interests may contain asbestos, NORM or Hazardous Substances. NORM may affix or attach itself to the inside of wells, materials, and equipment as scale, or in other forms. The wells, materials, and equipment located on the Oil and Gas Interests or included in the Oil and Gas Interests may contain NORM, asbestos and other wastes or Hazardous Substances. NORM containing material and/or other wastes or Hazardous Substances may have come in contact with various environmental media, including without limitation, water, soils or sediment. Special procedures may be required for the assessment, remediation, removal, transportation, or disposal of environmental media, wastes, asbestos, NORM and Hazardous Substances from the Oil and Gas Interests
     2.08 Tax Treatment of Adjustments to the Purchase Price. For Tax purposes, the parties agree to treat all payments made under Article II, or under any indemnity provisions contained in this Agreement, or for breaches of representations, warranties, covenants or agreements, as adjustments to the Purchase Price.
ARTICLE III
CONDITIONS TO CLOSING
     3.01 Conditions to Buyer’s Obligations. The obligation of Buyer to consummate the transactions contemplated by this Agreement are subject to the satisfaction or waiver of the following conditions as of the Closing Date:
     (a) The representations and warranties set forth in Article IV shall be correct and complete in all material respects as of the date hereof and shall be correct and complete in all material respects as of the Closing Date as though made on and as of the Closing Date, except that those representations and warranties that by their terms are qualified by materiality shall be correct and complete in all respects as of the date hereof and shall be correct and complete in all respects as of the Closing Date as though made on and as of the Closing Date;
     (b) the Sellers shall have performed all of the covenants and agreements required to be performed by it under this Agreement at or prior to the Closing in all material respects;
     (c) Buyer shall have received (i) an audited consolidated balance sheet of the Company and its Subsidiaries as of December 31, 2006 and the related audited statements of operations, shareholders’ equity, income and cash flows for the 12 month period then ended and (ii) an unaudited consolidated balance sheet of the Company and its Subsidiaries as of March 31, 2007 and the related unaudited statements of operations, shareholders’ equity, income and cash flows for 3-month period then ended;
     (d) the Sellers shall have obtained or caused to be made all consents and approvals necessary to approve the transaction contemplated herein, and such consents and approvals shall be in full force and effect;
     (e) the Sellers shall have delivered to Buyer each of the following:

     (i) a mutually agreed upon form of closing certificate of the Sellers dated as of the Closing Date, stating that the preconditions specified in Sections 3.01(a) and (b) have been satisfied; and
     (ii) certified copies of the resolutions duly adopted by each of the Seller’s board of directors or other governing body, as applicable, authorizing the execution, delivery and performance of this Agreement and the other agreements contemplated hereby, and the consummation of all transactions contemplated hereby and thereby;
     (f) since the date hereof, there shall not have been any Material Adverse Effect;
     (g) no judgment, decree or order shall have been entered which would prevent the performance of this Agreement or the consummation of any of the transactions contemplated hereby, declare unlawful the transactions contemplated by this Agreement or cause such transactions to be rescinded, no proceeding or lawsuit shall have been commenced by any Governmental Entity for the purpose of obtaining any such judgment, decree or order and no written notice shall have been received from any Governmental Entity indicating an intent to restrain, prevent, materially delay or restructure the transactions contemplated hereby;
     (h) the Escrow Agent and the Sellers shall have each executed and delivered signatures to the Escrow Agreement to Buyer;
     (i) Buyer shall have received an opinion of Gardere Wynne Sewell LLP, counsel to the Sellers, dated the Closing Date, substantially in the form attached hereto as Exhibit D-1
     (j) the Company shall have terminated the agreements listed on Schedule 3.01(j) effective as of, or prior to, the Closing, except for the indemnity obligations of the Company in the Advisory Services Agreement, and shall have delivered to Buyer documentation reasonably satisfactory to Buyer evidencing such terminations;
     (k) the Excluded Assets shall have been transferred from the Company without a negative tax impact on the Company;
     (l) either (i) each Seller shall have executed and delivered to Buyer, an affidavit to the effect that such Seller is not a “foreign person” within the meaning of Section 1445 of the Code and the Treasury Regulations thereunder or (ii) REH GP, LLC shall have executed and delivered to Buyer not more than thirty (30) days before the Closing Date, an affidavit to the effect that fifty percent (50%) or more of the value of the gross assets of the Company do not consist of U.S. real property interests and/or ninety percent (90%) or more of the value of the gross assets of the Company do not consist of U.S. real property interests plus cash or cash equivalents within the meaning of Section 1445(e)(5) of the Code and Section 1.1445-11T(b) of the Treasury Regulations. If, on or before the Closing Date, Buyer shall not have received such affidavits or affidavit, Buyer may withhold from the Purchase Price to the Sellers hereto such sums as are required to be withheld therefrom under Section 1445 of the Code and the Treasury Regulations thereunder;
     (m) Buyer shall have received an opinion of Gardere Wynne Sewell LLP, counsel to the Sellers, dated the Closing Date, that ninety percent (90%) or more of the income earned by

Redman Delaware, Redman Enterprises, Redman Property Company, and Lynne Gathering Company from January 1, 2007 until the Closing date will be “qualifying income” within the meaning of Section 7704(d) of the Code;
     (n) the liens under the Wells Fargo credit facility and the Comerica bank credit agreement described on Schedule D shall have released; and
     (o) each of the officers, directors and managers of the Company shall have delivered written resignations in form and substance reasonably acceptable to the Buyer.
     3.02 Conditions to the Sellers’ Obligations. The obligation of the Sellers to consummate the transactions contemplated by this Agreement is subject to the satisfaction or waiver of the following conditions as of the Closing Date:
     (a) The representations and warranties set forth in Article V shall be correct and complete in all material respects as of the date hereof and shall be correct and complete in all material respects as of the Closing Date as though made on and as of the Closing Date, except that those representations and warranties that by their terms are qualified by materiality shall be correct and complete in all respects as of the date hereof and shall be correct and complete in all respects as of the Closing Date as though made on and as of the Closing Date;
     (b) Buyer shall have performed all of the covenants and agreements required to be performed by it under this Agreement at or prior to the Closing in all material respects;
     (c) no judgment, decree or order shall have been entered which would prevent the performance of this Agreement or the consummation of any of the transactions contemplated hereby, declare unlawful the transactions contemplated by this Agreement or cause such transactions to be rescinded, no proceeding or lawsuit shall have been commenced by any Governmental Entity for the purpose of obtaining any such judgment, decree or order and no written notice shall have been received from any Governmental Entity indicating an intent to restrain, prevent, materially delay or restructure the transactions contemplated hereby;
     (d) the Escrow Agent and Buyer shall have each executed and delivered signatures to the Escrow Agreement to Buyer;
     (e) Buyer shall have delivered the Purchase Price to the Sellers;
     (f) Buyer shall have delivered to the Sellers each of the following:
     (i) A mutually acceptable form of closing certificate of Buyer dated as of the Closing Date, stating that the preconditions specified in Sections 3.02(a) and 3.02(b) have been satisfied;
     (ii) certified copies of the certificate of formation, Partnership Agreement and a good standing certificate of Buyer;
     (iii) certified copies of the resolutions duly adopted by Buyer’s board of directors (or its equivalent governing body) authorizing the execution, delivery and performance of this Agreement; and
     (iv) an opinion of Thompson & Knight LLP, counsel to the Buyer, dated the Closing Date, substantially in the form attached hereto as Exhibit D-2, which includes the opinion that Buyer is and has been properly treated as a partnership for federal income tax purposes (taking into account the applicability of Section 7704 of the Code) for each year for which the applicable statute of limitations remains open for the assessment of Tax upon Buyer.
ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF THE COMPANY
     Except as set forth in the schedules accompanying this Agreement (each a “Schedule” and, collectively, the “Disclosure Schedules”), the Company and the Sellers, severally but not jointly, represent and warrant to Buyer that:
     4.01 Organization and Corporate Power.
     (a) The Company is a limited partnership duly organized, validly existing and in good standing under the Laws of the State of Texas, and the Company has all requisite power and authority and all authorizations, licenses and permits necessary to own, lease and operate its properties and assets and to carry on its businesses as now conducted and as presently proposed to be conducted. Such Seller (if it is an entity) is duly organized, validly existing and in good standing under the Laws of the state of their organization or incorporation, and has all requisite power and authority to enter into and perform the transactions contemplated in this Agreement.
     (b) The Company has delivered to or made available to Buyer a complete and correct copy of the certificate of formation and Partnership Agreement of the Company, each as in effect on the date hereof. The Company is qualified or licensed to do business in every jurisdiction in which its ownership of property or leasing of its properties or assets or the conduct of its businesses as now conducted requires it to be qualified or licensed.
     (c) The books of account, minute books, stock record books and other records of the Company and of each Subsidiary have been delivered to or made available to Buyer and are complete and correct in all material respects and have been maintained in accordance with sound business practices. The minute books of the Company and of each Subsidiary contain all minutes of meetings held of, and accurate and complete records of corporate action taken by, the applicable stockholders and each board of directors or applicable governing body. No meeting of any such stockholders or such board of directors or applicable governing body has been held for which minutes have not been prepared and are not contained in such minute books.
     4.02 Subsidiaries. Except as set forth on Schedule 4.02, neither the Company nor any of its Subsidiaries owns or holds the right to acquire any stock, partnership interest or joint venture interest or other equity ownership interest in any other corporation, organization or entity. Each Subsidiary is duly organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation or organization, has all requisite company power and authority and all authorizations, licenses and permits necessary to own its properties and to carry on its businesses as now conducted, and as presently proposed to be conducted, and is qualified or licensed to do business in every jurisdiction in which its ownership of property or leasing of its properties or assets or the conduct of its businesses as now conducted requires it to be qualified or licensed. The Company and the Sellers have made available to Buyer complete and correct copies of the certificates of incorporation and bylaws (or other similar constituent documents), each as in effect on the date hereof, of each of the Company’s Subsidiaries.
     4.03 Authorization; No Breach; Valid and Binding Agreement. The execution, delivery and performance of this Agreement by such Seller and the consummation of the transactions contemplated hereby have been duly and validly authorized by all requisite individual, corporate or company action, as applicable, and no other proceedings on their part are necessary to authorize the execution, delivery or performance of this Agreement. Except as set forth on Schedule 4.03, the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby do not (i) conflict with or result in any breach of, constitute a default under (or give to others any right of termination, amendment, acceleration or cancellation), result in a violation of, result in triggering of any payments or result in the creation of any Lien upon any assets of the Company or any of its Subsidiaries under the provisions of (A) such Seller’s (as applicable), the Company’s, or any of its Subsidiaries’ certificates of incorporation, certificate of formation, operating agreement or bylaws (or similar constituent documents) or (B) any Company Contract, (ii) require any authorization, consent, approval, exemption or other action or notice under such provisions of such Seller’s (as applicable), the Company’s, or any of its Subsidiaries’ certificates of incorporation, certificate of formation, operating agreement or bylaws (or similar constituent documents), any Company Contract, or any agreement or arrangement of such Seller, or (iii) conflict with or violate any Laws to which such Seller, the Company, or any of its Subsidiaries are subject or by which any property or asset of such Seller, the Company or any of its Subsidiaries is bound. This Agreement has been duly executed and delivered by such Seller and assuming that this Agreement is a valid and binding obligation of the other parties hereto, this Agreement constitutes a valid and binding obligation of each of such Seller enforceable in accordance with its terms, except as enforceability may be limited by bankruptcy Laws, other similar Laws affecting creditors’ rights and general principles of equity affecting the availability of specific performance and other equitable remedies.
     4.04 Title to Equity Interests; Capitalization. The outstanding equity interests of the Company and each of its Subsidiaries and the record and beneficial holders thereof are described on Schedule 4.04. Such Seller is the sole record owner and beneficial owner of the outstanding equity securities of the Company listed for such Seller on Annex I. Such Seller owns such Seller Securities free and clear of any preemptive rights and all Liens other than Permitted Liens and will transfer such Seller Securities to Buyer free and clear of all Liens (except Liens pursuant to applicable securities Laws and Liens arising under the Partnership Agreement). All of the outstanding equity securities of the Company and each of the Subsidiaries have been duly authorized, are validly issued and are non-assessable. Except as set forth on Schedule 4.04, (i) no equity securities of the Company or its Subsidiaries are reserved for issuances or held as treasury shares; (ii) there are no dividends or other distributions which have accrued or been declared but are unpaid on the equity securities of the Company or any of its Subsidiaries, (iii) there are no outstanding or authorized stock appreciation, phantom stock, stock plans or similar rights with respect to the Company or any of its Subsidiaries and (iv) there are no agreements among any members of the Company or equity holders of the Sellers relating to the Company or any of its Subsidiaries (including any agreement related to the management of the Company or any equity interest in the Company). Except as set forth on Schedule 4.04, neither the Company nor any of its Subsidiaries has any equity securities or securities containing any equity features or that are convertible or exchangeable into equity securities authorized, issued or outstanding, and there are no agreements, options, warrants or other rights or arrangements existing or outstanding which provide for the sale, issuance or reservation for issuance of any of the foregoing by the Company or any of its Subsidiaries. Except as set forth on Schedule 4.04, there are no rights, subscriptions, warrants, options, conversion rights or agreements of any kind outstanding to purchase or otherwise acquire any equity securities of the Company or any of its Subsidiaries of any kind. Except as set forth on the Schedule 4.04, there are no agreements or other obligations (contingent or otherwise) which require the Company or any of its Subsidiaries to purchase, redeem or otherwise acquire any securities containing any equity features or that are convertible or exchangeable into equity securities of the Company or any of its Subsidiaries.
     4.05 Financial Statements; Accounts Receivable; Undisclosed Liabilities.
     (a) Schedule 4.05(a) consists of the Company’s and its Subsidiaries’ audited consolidated balance sheet and the audited consolidated statements of operations, shareholders’ equity, income and cash flows for the fiscal years ended December 31, 2005 and December 31, 2006 (the “Audited Financial Statements”). The Audited Financial Statements have been prepared from, and are in accordance with, the information contained in the Company’s and its Subsidiaries’ books and records, which books and records are accurate and complete in all material respects and have been maintained on a basis consistent with the past practice of the Company and its Subsidiaries. The Audited Financial Statements (including the related notes and schedules) have been prepared in accordance with GAAP, consistently applied throughout the periods indicated, and fairly and accurately present in all material respects the financial condition and results of operations of the Company and its Subsidiaries as of the times and for the periods referred to therein, subject in the case of the unaudited financial statements to (i) the absence of footnote disclosures and other presentation items and (ii) changes resulting from normal year end adjustments. Each statement of operations, shareholders’ equity, income and cash flows included in the Audited Financial Statements (including the related notes and schedules) fairly and accurately presents in all material respects the results of operations and changes in cash flows, as the case may be, of the Company and its Subsidiaries, as applicable, for the periods set forth therein, in each case in accordance with GAAP, consistently applied during the periods involved (except as expressly noted therein or on Schedule 4.05(a)).
     (b) All Receivables (net of any reserves, credits or write-offs shown thereon, all of which reserves have been established in the ordinary course) (i) are valid, existing and, to the Company’s knowledge, collectible in the ordinary course without resort to legal proceedings or collection agencies, and (ii) are not subject to any refund or adjustment or any defense, right of set-off, assignment, restriction, security interest or other Lien. Except as set forth on Schedule 4.05(b), all Receivables are ninety (90) days old or less, and there are no disputes regarding the collectibility of any such Receivables (other than immaterial disputes which are otherwise reserved for on the Company’s books). Neither the Company nor any of its Subsidiaries has factored or otherwise sold or transferred any of its Receivables. Since December 31, 2006, the Company and its Subsidiaries have collected all Receivables in the ordinary course (subject to any reserves or write-offs reflected in the Financial Statements).
     (c) Except as set forth on the Financial Statements and any related footnotes thereto, neither the Company nor any of its Subsidiaries has any liabilities or obligations, including off balance sheet arrangements of any nature (whether accrued, absolute, fixed, contingent or otherwise and whether due or become due) except for (a) liabilities and obligations incurred since the date of the First Fiscal Quarter 2007 Financial Statements in the ordinary course of business or operations, (b) liabilities and obligations incurred since the date of the First Fiscal Quarter 2007 Financial Statements pursuant to this Agreement, (c) liabilities and obligations disclosed in this Agreement (or its schedules) or (d) liabilities or obligations that would not reasonably be expected to have a Material Adverse Effect.
     (d) Schedule 4.05(d) consists of the Company’s and its Subsidiaries’ unaudited consolidated balance sheet and the unaudited consolidated statements of operations, shareholders’ equity, income and cash flows for the fiscal quarter ended March 31, 2007 (the “First Fiscal Quarter 2007 Financial Statements”). The First Fiscal Quarter 2007 Financial Statements have been prepared from, and are in accordance with, the information contained in the Company’s and its Subsidiaries’ books and records, which books and records are accurate and complete in all material respects and have been maintained on a basis consistent with the past practice of the Company and its Subsidiaries. The First Fiscal Quarter 2007 Financial Statements fairly and accurately present in all material respects the financial condition and results of operations of the Company and its Subsidiaries as of the times and for the periods referred to therein, subject to (i) the absence of footnote disclosures and other presentation items and (ii) changes resulting from normal year-end adjustments. Each statement of operations, shareholders’ equity, income and cash flows included in the First Fiscal Quarter 2007 Financial Statements fairly and accurately presents in all material respects the results of operations and changes in cash flows, as the case may be, of the Company and its Subsidiaries, as applicable, for the periods set forth therein, subject to normal year end and quarter end adjustments and the absence of notes to such statements.
     4.06 Absence of Certain Developments. Except as set forth on Schedule 4.06 and except as contemplated by this Agreement, from the date of the First Fiscal Quarter 2007 Financial Statements to the date hereof, (i) the Company and its Subsidiaries have conducted their respective business in the ordinary course of business consistent with past practice (including with respect to the collection of accounts receivable and payment of accounts payable) (ii) there has not been a Material Adverse Effect, and (iii) neither the Company nor any of its Subsidiaries has:
     (a) borrowed any amount or incurred or become subject to any liabilities (other than liabilities incurred in the ordinary course of business, liabilities under contracts entered into in the ordinary course of business and borrowings from banks (or similar financial institutions) necessary to meet ordinary course working capital requirements);
     (b) mortgaged, pledged or subjected to any Lien, charge or other encumbrance, any material portion of its assets, except Permitted Liens;
     (c) sold, assigned or transferred any portion of its tangible assets with a value in excess of $250,000 individually or in excess of $1,000,000 in the aggregate outside the ordinary course of business;
     (d) issued, sold or transferred any of its capital stock or other equity securities, securities convertible into its capital stock or other equity securities or warrants, options or other rights to acquire its capital stock or other equity securities, or any bonds or debt securities; or
     (e) made any capital investment in, or any loan to, any other Person (other than a Subsidiary of the Company);
     (f) made any capital expenditures or commitments therefor in excess of $250,000 individually or in excess of $1,000,000 in the aggregate;
     (g) made any loan to, or entered into any other transaction with, any of its directors, officers, and employees outside the ordinary course of business;
     (h) made any material change in employment terms (including compensation) for any of its directors, officers or employees having employment contracts with annual payments exceeding $100,000 per year; including (i) the grant of severance or termination pay to any director, officer, or employee of the Company or any Subsidiary; (ii) execution of any employment, deferred compensation or other similar agreement (or any amendment to any such existing agreement) with any director, officer or employee of the Company or any Subsidiary; (iii) increases to benefits payable under any existing severance or termination pay policies or employment agreements; (iv) increases to compensation, bonus or other benefits payable to directors, officers or employees of the Company or any Subsidiary; or (v) made any hirings of employees which would have materially affected the Company’s profitability if they had been made on January 1, 2006;
     (i) amended its certificate of incorporation, bylaws or other similar constituent documents;
     (j) made any material change in any method of accounting or accounting principles or practice or made any change in revenue recognition practice;
     (k) adopted, entered into, amended, altered or terminated (partially or completely) any Plan, except as contemplated by this Agreement or to the extent required by applicable Laws;
     (l) terminated or otherwise amended any material Company Contracts other than in the ordinary course of business;
     (m) incurred any loss, destruction or casualty affecting the Company or any of its Subsidiaries not covered by insurance;
     (n) (i) made or revoked any election relating to Taxes, (ii) settled or compromised any claim, action, suit, litigation, proceeding, arbitration, investigation, audit or controversy relating to Taxes, (iii) filed any amended Tax Return, or (iv) changed any methods of reporting income or deductions for federal income tax purposes; or

     (o) committed or agreed in writing, orally or otherwise to do any of the foregoing.
     4.07 Assets and Properties.
     (a) The Company has no Owned Real Property.
     (b) Other than the Oil and Gas Interests and the building lease described on Schedule 4.07(b), the Company has no leased real property.
     (c) Insofar as the title claims and demands of all persons claiming, or to claim any interest in the Oil and Gas Interests, Sellers, the Company and its Subsidiaries specially warrant by, through or under Sellers, the Company or its Subsidiaries, but not otherwise that:
     (i) except for the Permitted Liens, the Oil and Gas Interests are free and clear of all liens, security interests, encumbrances, and other burdens;
     (ii) with respect to each of the Wells set forth in Schedule B, the ownership by Company and its Subsidiaries entitles the Company and its Subsidiaries to receive, after giving effect to the Permitted Liens, a decimal share of the oil, gas and other hydrocarbons produced from such Well not less than the decimal share set forth in Schedule B as the “Net Revenue Interest” for such Well and causes the Company and its Subsidiaries to be obligated to bear a decimal share of the cost of operation of such Well not greater than the decimal share set forth in Schedule B as the “Working Interest” for such Well, and such shares of production which Company and its Subsidiaries are entitled to receive, and shares of expenses which Company and its Subsidiaries are obligated to bear, are not subject to change (unless the Net Revenue Interest for such asset is greater than the Net Revenue Interest set forth on Schedule B in the same proportion as any increase in such Working Interest);
provided, however, that it is agreed that (x) a matter which would otherwise result in a breach of the special title warranty given pursuant to this Section 4.07(c) or which would otherwise result in a Title Defect, and which arises other than by, through or under the Sellers, the Company or its Subsidiaries, shall not constitute a breach of the special warranty given pursuant to this Section 4.07(c) or a breach of any other representation or warranty made by the Company or the Sellers under this Agreement, (y) any Losses caused by any breach of the special title warranty given pursuant to this Section 4.07(c) shall in no event exceed the Allocated Values of the applicable Oil and Gas Interests or Well for which such special title warranty is not accurate, and (z) a matter which would otherwise result in a breach of the special title warranty given pursuant to this Section 4.07(c), shall not constitute a breach of the special title warranty given pursuant to this Section 4.07(c) unless the Loss to Buyer resulting from such matter exceeds the Individual Title Defect Threshold and the Aggregate Deductible (any Buyer offsets to the Aggregate Deductible as of the Closing shall be carried over in the determination of whether a matter exceeds the Aggregate Deductible under this Section).
     4.08 Tax Matters.
     (a) Except as set forth on Schedule 4.08, the Company and each Subsidiary have timely filed with the appropriate Governmental Entities all Tax Returns required to be filed by it in respect of all applicable Taxes of the Company or such Subsidiary required to be reported or paid through the date of such Tax Returns and all of such Tax Returns are true, complete and accurate in all material respects. Except as set forth on Schedule 4.08, the Company and its Subsidiaries will timely file all Tax Returns required to be filed by them prior to the Closing Date with respect to all Taxes required to be reported or paid through the Closing Date. All such Tax Returns were true, complete and accurate in all material respects and were prepared in compliance with applicable Laws, and all Taxes due, or claimed to be due by any Governmental Entity, pursuant thereto (whether or not shown as due on any Tax Return) have been or will be paid. Except as set forth on Schedule 4.08, neither the Company nor any of its Subsidiaries is currently the beneficiary of any extension of time within which to file any Tax Return. To the Sellers’ knowledge, no claim has ever been made by an authority in a jurisdiction where the Company or any of its Subsidiaries does not file Tax Returns that the Company or any of its Subsidiaries is or may be subject to taxation by that jurisdiction. There are no Liens other than Permitted Liens on any of the assets of the Company or any of its Subsidiaries that arose in connection with any failure (or alleged failure) to pay any Tax.
     (b) The Company and each of its Subsidiaries has withheld and paid, if due, all Taxes that they are required to withhold and pay in connection with amounts paid or owing to any Person except where any such failure to withhold or pay would not have a Material Adverse Effect.
     (c) Except as set forth on Schedule 4.08: (i) there is no litigation concerning any liability for Taxes of the Company or any of its Subsidiaries, either (A) claimed or raised by any authority and delivered to the Company or any of its Subsidiaries in writing or (B) to the Sellers’ knowledge, based upon personal contact with any agent of such authority; and (ii) no Tax audits or other administrative proceedings or court proceedings are presently pending or, to the Sellers’ knowledge, threatened with regard to any Taxes for which the Company or any of its Subsidiaries has been or will be liable.
     (d) The Company has made available to Buyer true, correct and complete copies of all federal, state, local and foreign Tax Returns, examination reports and statements of deficiencies filed, assessed against or agreed to by the Company or any of its Subsidiaries since December 31, 2003 (or since the respective formation dates of the Company and its Subsidiaries, if more recent than December 31, 2003).
     (e) Except as set forth on Schedule 4.08, neither the Company nor any of its Subsidiaries has waived any statute of limitations with respect to any Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency (where such waiver or extension is still in effect), and no power of attorney granted by the Company or any of its Subsidiaries with respect to any Tax matter is currently in force.
     (f) No Seller is a “foreign person” as that term is used in Section 1.1445-2 of the Treasury Regulations.
     (g) The Company and its Subsidiaries have disclosed on their respective income Tax Returns all positions taken therein that could give rise to a substantial understatement of income Tax within the meaning of Section 6662 of the Code.

     (h) All deficiencies asserted or assessments made as a result of any examinations of the Company or any of its Subsidiaries have been fully paid, or are fully reflected as a liability in the Audited Financial Statements or First Fiscal Quarter 2007 Financial Statements, or are being contested and an adequate reserve therefor has been established and is fully reflected in the Audited Financial Statements or First Fiscal Quarter 2007 Financial Statements.
     (i) Neither the Company nor any of its Subsidiaries has constituted either a “distributing corporation” or a “controlled corporation” within the meaning of Section 355(a)(1)(A) of the Code in a distribution of stock intended to qualify under Section 355(a) of the Code (a) in the two (2) years prior to the date of this Agreement (or will constitute such a corporation in the two (2) years prior to the Closing Date) or (b) in a distribution that otherwise constitutes part of a “plan” or “series of related transactions” within the meaning of Section 355(e) of the Code.
     (j) Neither the Company nor any of its Subsidiaries has participated in any “reportable transaction” within the meaning of Section 1.6011-4 of the Treasury Regulations.
     (k) The due but unpaid Taxes of the Company and its Subsidiaries did not, as of December 31, 2006, exceed the reserve for Tax liability (rather than any reserve for deferred Taxes, established to reflect timing differences between book and Tax income) set forth on the face of the Audited Financial Statements or First Fiscal Quarter 2007 Financial Statements (rather than in any notes thereto) and the due but unpaid Taxes as of the date hereof do not (and as of the Closing Date will not) exceed that reserve as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of the Company and its Subsidiaries in filing their Tax Returns.
     (l) The Company has always been treated as a partnership for federal income Tax purposes, and neither the Company nor Redman Enterprises has made an election (nor will such election be made prior to the Closing Date) to be treated as an association taxable as a corporation for federal income Tax purposes. Each Subsidiary (other than Redman Enterprises) has always been treated as a corporation for federal income Tax purposes. Redman Enterprises has always been disregarded from Redman Delaware for federal income Tax purposes.
     (m) Ninety percent (90%) or more of the income earned by Redman Delaware, Redman Enterprises, Redman Property Company, and Lynne Gathering Company from January 1, 2007 until the Closing date will be “qualifying income” within the meaning of Section 7704(d) of the Code.
     (n) The Company is not a party to any joint venture, partnership or other arrangement or contract that could be treated as a partnership for federal income Tax purposes.
     (o) Except as set forth on Schedule 4.08, neither the Company nor any of its Subsidiaries has been a member of any affiliated, consolidated, combined, unitary or similar group other than a group in which Redman Delaware was the common parent. Neither the Company nor any of its Subsidiaries has any liability for Taxes of another Person (other than the Company and its Subsidiaries) under Treasury Regulation Section 1.1502-6, or any similar provision of state and local law, as a transferee, by contract, or otherwise.

     4.09 Contracts and Commitments.
     (a) Schedule 4.09 sets forth a correct and complete list of the following contracts to which the Company or any of its Subsidiaries is a party, whether oral or written, except for the O&G Leases and the O&G Agreements (the “Company Contracts”):
     (i) written bonus, pension, profit sharing, retirement or other form of deferred compensation plan with respect to employees of the Company or any of its Subsidiaries;
     (ii) stock purchase, stock option or similar plan with respect to employees of the Company and any of its Subsidiaries;
     (iii) any “standstill” or similar agreement, voting agreement or registration rights agreement;
     (iv) any contract pursuant to which the Company or any of its Subsidiaries agrees to indemnify or hold harmless any director or executive officer of the Company or any of its Subsidiaries (other than the organizational documents for the Company or any of its Subsidiaries);
     (v) contract for the employment of any officer, individual employee or other person on a full time or consulting basis providing for fixed compensation in excess of $100,000 per annum;
     (vi) contract which creates a partnership or joint venture or similar arrangement with respect to any business of the Company and its Subsidiaries taken as a whole;
     (vii) contract that would reasonably be expected to prevent, materially delay or materially impede the Company’s ability to consummate the transactions contemplated by this Agreement;
     (viii) agreement or indenture relating to the borrowing of money or to mortgaging, pledging or otherwise placing a Lien (other than Permitted Liens) on any portion of the assets of the Company or any of its Subsidiaries;
     (ix) guaranty of any obligation for borrowed money or other guaranty;
     (x) lease or agreement other than O&G Leases, under which it is lessee of, or holds or operates any personal property owned by any other party, for which the annual rental exceeds $150,000;
     (xi) lease or agreement under which it is lessor of or permits any third party to hold or operate any property, real or personal, for which the annual rental exceeds $150,000;
     (xii) all agreements with respect to any hedging, swap, forward, future or derivative transaction or option or similar agreements involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions;
     (xiii) contract or group of related contracts with the same party for the purchase of products or services which provide for annual payments in excess of $500,000 during the trailing twelve month period ending on the date of the First Fiscal Quarter 2007 Financial Statements;
     (xiv) contract or group of related contracts with a supplier or purchaser that provides annual revenues (based on the trailing twelve month period ending on the date of the First Fiscal Quarter 2007 Financial Statements) to the Company or one of its Subsidiaries in excess of $500,000;
     (xv) material license or royalty agreement relating to the use by the Company or one of its Subsidiaries of any third party intellectual property (other than licenses for commercially available off the shelf software);
     (xvi) any broker, distributor, dealer, representative or agency agreements;
     (xvii) any take or pay or requirements contracts or agreements or any other contracts or agreements requiring the Company or any of its Subsidiaries to pay regardless of whether products or services are received or to deliver production following the Effective Time for which it has been previously paid;
     (xviii) contracts or purchase orders for capital expenditures or the acquisition or construction of fixed assets requiring the payment by the Company or any of its Subsidiaries of an amount in excess of $500,000; and
     (xix) contract (other than this Agreement) for the sale of any of the Company or its Subsidiaries’ assets after the date hereof in excess of $500,000.
     (b) Buyer either has been supplied with, or has been given access to, a true and correct copy of all written contracts which are referred to on Schedule 4.09, together with all material amendments, waivers or other changes thereto.
     (c) To the Sellers’ knowledge, none of the Sellers, the Company or any of its Subsidiaries is in default under any contract listed on the Schedule 4.09. No party has made any claim or demand under any such contract for performance by the Company or for compensation for any alleged failure to perform. All contracts set forth on Schedule 4.09 are, to the Sellers’ knowledge, valid and in full force and effect and constitute legal, valid and binding obligations of the Company or its Subsidiaries, as applicable, and are enforceable against the Company or its Subsidiaries, as applicable in accordance with their respective terms, except as enforceability may be limited by bankruptcy Laws, other similar Laws affecting creditors’ rights and general principles of equity affecting the availability of specific performance and other equitable remedies.
     4.10 Intellectual Property. All of the patents, registered trademarks, registered service marks, registered copyrights, applications for any of the foregoing, material unregistered copyrights, trademarks and service marks, and internet domain names owned by or used in the business of the Company or any of its Subsidiaries are set forth on Schedule 4.10.
     4.11 Litigation. Except as set forth on Schedule 4.11, there are no pending actions, suits, claims, arbitrations, mediations, investigations or proceedings for which the Company has been served notice or to the Sellers’, Company’s or its Subsidiaries’ knowledge, that have been instituted, or threatened to be instituted against the Company or any of its Subsidiaries or any of their respective assets or properties (including any Oil and Gas Interests), at law or in equity, or before or by any Governmental Entity (each a “Litigation”). Except as set forth on Schedule 4.11, neither the Company nor any of its Subsidiaries nor any of their respective assets or properties are subject to any outstanding judgment, order, decree, writ, injunction, stipulation, directive, or determination of any Governmental Entity. To the Sellers’ knowledge, there is no Litigation seeking to prevent, enjoin, alter or delay the transactions contemplated hereby.
     4.12 Governmental Consents, etc. Except as set forth on the attached Schedule 4.12, none of the Sellers, the Company, the Company’s Subsidiaries nor their Affiliates is required to submit any notice, report or other filing with any Governmental Entity in connection with the execution, delivery or performance of this Agreement or the consummation of the transactions contemplated hereby. Except as set forth on the attached Schedule 4.12, no consent, approval or authorization of any governmental or regulatory authority or any other party or Person is required to be obtained by the Sellers, the Company, or the Company’s Subsidiaries in connection with the execution, delivery and performance of this Agreement or the consummation of the transactions contemplated hereby.
     4.13 Employee Benefit Plans.
     (a) Neither the Company nor any of its Subsidiaries has made any payment, is obligated to make any payment or is a party to any agreement that under any circumstances could obligate it to make any payments that would not be deductible under Section 280G of the Code. Except as listed on Schedule 4.13(a), with respect to employees, directors and independent contractors of the Company or any of its Subsidiaries, neither the Company nor any of its Subsidiaries maintains, participates in or contributes to, whether written or unwritten, any “pension plans” (as defined under Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)), “welfare plans” (as defined under Section 3(1) of ERISA), or any stock purchase, stock option, restricted stock, severance, employment, bonus, change in control, retention, termination, fringe benefit, incentive, deferred compensation, employee loan or other employee benefit plans, agreements, programs, policies or arrangements (“Plans”). Each of the Plans that is intended to be qualified under Section 401(a) of the Internal Revenue Code of 1986, as amended (the “Code”), is so qualified and has received a favorable determination letter from the Internal Revenue Service or is a prototype plan that is entitled to rely on an opinion letter issued by the Internal Revenue Service to the prototype plan sponsor regarding qualification of the form of the prototype plan. To the Sellers’ knowledge, nothing has occurred that could be expected to adversely affect a Plan’s qualified status. The Plans have been administered in accordance with their respective terms and comply in form and in operation in all material respects with the requirements of the Code, ERISA and all other applicable Laws. Since January 1, 2005, each Plan that is a “nonqualified deferred compensation plan” (as defined under Code

Section 409A) has been operated in compliance with Code Section 409A and the guidance promulgated thereunder. Neither the Company and its Subsidiaries nor any “party in interest” or “disqualified person” (as defined in Code Section 4975(e) and ERISA Section 3(14)) has engaged in any “prohibited transaction” (as defined in Code Section 4975 and ERISA Section 406) with respect to any Plan, and, with respect to each Plan, no fiduciary has breached the responsibilities or obligations imposed under Title I of ERISA.
     (b) With respect to the Plans, all required contributions have been made or properly accrued. Other than routine claims for benefits, there are no pending or threatened claims, investigations, administrative proceedings, or causes of actions with respect to any Plan.
     (c) The Company has made available to Buyer true and complete copies of (i) each Plan and all amendments thereto, (ii) the most recent determination letter received from the Internal Revenue Service regarding each Plan, if any, (iii) any trust or related funding instrument with respect to each Plan, (iv) any summary plan description, summaries of material modifications or other material written communications with respect to each Plan, and (v) all material correspondence with the Internal Revenue Service or the Department of Labor with respect to each Plan.
     (d) Neither the Company, any of its Subsidiaries, nor any entity that would be treated as a single employer with either the Company or any of its Subsidiaries under Code Section 414 maintains, sponsors, participates in or contributes to or has ever maintained, sponsored, participated in or contributed to (i) any employee benefit plan that is subject to Title IV of ERISA or (ii) any “multiemployer plan” (as such term is defined under Section 3(37) of ERISA). Neither the Company nor any of its Subsidiaries has any material obligation to provide post employment health, life or other welfare benefits other than as required under Section 4980B of the Code or any similar applicable Laws. No Plan is (i) an “employee stock ownership plan” (as defined in Code Section 4975(e)(7)) or otherwise invests in employer securities (as defined in Code Section 409) or (ii) a “voluntary employees’ beneficiary association” (as defined in Code Section 501(c)(9)).
     (e) Except as set forth on Schedule 4.13(e), the consummation of the transactions contemplated by this Agreement will not (i) result in any payment becoming due or owing pursuant to a Plan or (ii) accelerate the vesting or timing of the payment of any benefits payable pursuant to a Plan. No amount required to be paid or that is payable in connection with the consummation of the transactions contemplated by this Agreement will be “excess parachute payments” (as defined in Code Section 280G).
     4.14 Insurance.
     (a) Each of the Company and its Subsidiaries maintains insurance coverage with respect to its properties and business of such a nature, in such amounts, with such terms, and covering such risks as required by the Company Contracts or applicable Laws. All such policies are in full force and effect. Neither the Company nor any Subsidiary has received notice of default under any such policy, nor has it received notice of any pending or, to the Sellers’ knowledge, threatened termination or cancellation, coverage limitation or reduction, or material premium or deductible increase with respect to any such policy. The insurance policies currently in effect are sufficient to operate the Business as now conducted and currently proposed to be conducted and there have been no lapses in the insurance coverage of the Company and its Subsidiaries during the last seven (7) years (or since the respective formation dates of the Company and its Subsidiaries, if within the last seven years).
     (b) Schedule 4.14 contains a complete list of all insurance policies (including performance bonds) carried by or for the benefit of the Company or any of its Subsidiaries, specifying the insurer, the amount of and nature of coverage, the risk insured against, the deductible amount (if any), the date through which coverage shall continue by virtue of premiums already paid. None of the policy limits of such insurance have been exhausted, nor has the Company or any of its Subsidiaries failed to give any notice or to present any claim thereunder in due and timely fashion. To the Sellers’ knowledge, neither the Company nor any of its Subsidiaries has received any notice of the intent of any insurance company to not renew or to cancel any insurance policies of the Company or its Subsidiaries or materially increase the premiums thereunder, and none of the insurance policies shall terminate as a result of the transactions contemplated hereby. No insurance company has reserved rights with respect to any material claim made pursuant to an insurance policy of the Company or its Subsidiaries. No letters of credit have been posted or cash restricted for the benefit of any such insurance policies. The Company has no self insured retention liability for workers’ compensation.
     4.15 Compliance with Laws. The Company, its Subsidiaries and their conduct of operations with respect to the Oil and Gas Interests are (i) to the knowledge of the Company, its Subsidiaries and the Sellers, in material compliance with all applicable Laws and regulations of foreign, federal, state and local governments and all agencies thereof relating to the operation of the Business, their real properties, assets and Oil and Gas Interests and all corporate policies applicable thereto and (ii) no written notice, action or assertion has been received by the Company or any of its Subsidiaries, or to the knowledge of the Company, its Subsidiaries and the Sellers, has been filed, commenced or threatened against the Company or any of its Subsidiaries alleging any material violation of Laws applicable to them or by which their respective real properties, assets or Oil and Gas Interests are bound or affected. Except as set forth on Schedule 4.15, to the knowledge of the Company, its Subsidiaries and the Sellers, the Company and its Subsidiaries hold, and are in material compliance with, all permits, licenses, certificates, accreditations or other authorizations or consents of a Governmental Entity (“Permits”) required for the conduct of the businesses of the Company and its Subsidiaries (including the operation of the Company’s and its Subsidiaries’ real property, assets and Oil and Gas Interests) and such Permits are in full force and effect and there have been no material violations thereof which have not been resolved. This Section 4.15 does not include any matters with respect to Environmental Laws, such matters being addressed exclusively in Section 4.16.
     4.16 Environmental.
     (a) Except as set forth in Schedule 4.16, the Company and its Subsidiaries have not received written notice from any Person of, and to the Sellers’ knowledge there has not been, any disposal, event, condition, circumstance, activity, practice or incident concerning the Business that (i) violates any Environmental Laws, (ii) interferes with or prevents compliance by the Company and its Subsidiaries with any Environmental Laws; or (iii) gives rise to or results in any liability of the Company or its Subsidiaries to any Person under any Environmental Laws.

     (b) Except as set forth in Schedule 4.16, to the knowledge of the Sellers, Company and its Subsidiaries, the ownership and operation of the Oil and Gas Interests have been, and the O&G Properties are, in material compliance with all applicable Environmental Laws. For purposes of this Section 4.16(b), a failure to be in compliance with an applicable Environmental Law shall not be considered to be “material” unless the reasonably expected Losses resulting from such failure exceed $1,000,000.
     (c) To the Sellers’ knowledge, all material reports, studies and written notices from any environmental Governmental Entity specifically addressing environmental matters related to the Business, which are in the possession of the Company and its Subsidiaries, have been made available to Buyer.
     4.17 Affiliate Transactions. Except as set forth on Schedule 4.17, no Seller and no officer, director or Affiliate of a Seller or the Company or any individual in such officer’s or director’s family, by blood, marriage or adoption, is a party to any Company Contract, agreement, commitment, arrangement, understanding or transaction with the Company or any of its Subsidiaries or has any interest in any material property used by the Company or any of its Subsidiaries.
     4.18 Labor Relations; Employee Matters.
     (a) Labor Relations. No employees of the Company or its Subsidiaries are represented by any labor organization, union, or group of employees, and no labor organization, union, or group of employee claims to represent a majority of any employees of the Company or any of its Subsidiaries in any bargaining unit.
     (b) Agreements. Except as set forth in Schedule 4.18(b), neither the Company nor any of its Subsidiaries is a party to any Employment Agreement or other contract of employment or to provide consulting or personal services that cannot be terminated at will without notice by and at no additional expense to the Company or its Subsidiaries.
     (c) Schedule of Employees. Schedule 4.18(c) identifies all employees of the Company and its Subsidiaries by name; position or job title; initial date of hire; seniority or service credit date if different from initial date of hire; status (whether active duty or on a leave of absence, and if on leave, the type of leave); compensation by type (base salary, commission, bonus, and the like); classification (either as exempt or non-exempt and as regular employee or otherwise); and accrued but unused vacation, sick, or other paid leave and the rate at which such paid leave is accrued.
     4.19 Brokerage. There are no claims for brokerage commissions, finders’ fees or similar compensation in connection with the transactions contemplated by this Agreement based on any arrangement or agreement made by or on behalf of any Seller or the Company or its Subsidiaries.
     4.20 Company Fraud. To the Company’s knowledge, no employee of the Company or any of its Subsidiaries has committed fraud or other willful misconduct that would be reasonably likely to subject the Company or any of its Subsidiaries to any material liability. To the Company’s knowledge, neither the Company nor any of its Subsidiaries nor any of their directors, officers, agents or employees or any other Person acting on behalf of the Company or any of its Subsidiaries has, directly or indirectly, (a) made any contribution, gift, bribe, rebate, payoff, influence payment, kick-back, or other payment to any Person, private or public and regardless of form (whether in money, property, or services) (i) to obtain favorable treatment in securing business or to pay for favorable treatment for business secured; (ii) to obtain special concessions or for special concessions already obtained for or in respect of the Company or any of its Subsidiaries or (iii) in violation of any Laws or (b) accumulated or used corporate funds of the Company or any Subsidiary without proper accounting in the books and records of the Company or such Subsidiary. To the Company’s knowledge, neither the Company nor any of its Subsidiary nor any of their directors, officers, agents, employees or any other Person acting on behalf of the Company or any of its Subsidiaries has accepted or received any unlawful contribution, gift, bribe, rebate, payoff, influence payment, kick-back, or other payment.
     4.21 Officers and Independent Contractors.
     (a) Officers. Schedule 4.21(a) contains a correct and complete list of all of the officers of the Company and each of its Subsidiaries, specifying their position, annual rate of compensation, work location, length of service, and other benefits provided to each of them, respectively, together with an appropriate notation next to the name of any officer on such list who is subject to any written Employment Agreement or any other written term sheet or other document describing the terms or conditions of employment of such officer.
     (b) Independent Contractors. Schedule 4.21(b) contains a correct and complete list of all independent contractors providing labor services to the Company or any of its Subsidiaries as of the date hereof who have received or who are reasonably expected to receive total compensation in excess of $75,000 for the twelve (12) month period ending December 31, 2007, specifying their services, length of time providing such services, consulting or other independent contractor fees, together with an appropriate notation next to the name of any independent contractor on such list who is subject to any written term sheet or other document describing the terms or conditions of services by such independent contractor. The Company has provided or made available to Buyer correct and complete copies of each agreement or contract with any independent contractor to which the Company or any of its Subsidiaries is a party, or by which any of them is otherwise bound. All Persons with whom the Company or its Subsidiaries have engaged as independent contractors are properly classified as independent contractors for Tax, immigration, insurance, and employee benefits purposes. No such independent contractor is a regular or common law employee of the Company or its Subsidiaries. There is no pending or threatened, nor within the previous three (3) years has been no pending or threatened, proceeding or action in any forum or in or by any Governmental Entity by or on behalf of any present or former independent contractor of the Company or its Subsidiaries alleging (i) that any present or former independent contractor has been improperly classified as in independent contractor of the Company or its Subsidiaries for any purpose and should be properly classified as an employee of the Company or its Subsidiaries; or (ii) that the Company or its Subsidiaries has violated, with respect to its treatment of any current or former independent contractor, any Law that applies to the employment relationship. No independent contractor of the Company or its Subsidiaries has claimed, or threatened in writing to claim, in the previous three (3) years that he or she has been improperly classified as in independent contractor of the Company or its Subsidiaries and/or should be reclassified as an employee. Except as provided on Schedule 4.21(b), the Company and its Subsidiaries do not provide, and have not been required within the previous three (3) years to provide, any benefits under any Plans or insurance, including without limitation any workers’ compensation insurance, for any of their current or former independent contractors.
     4.22 Leases and Contracts.
     (a) To knowledge of the Company, its Subsidiaries and the Sellers, all royalties and other payments due as of the Effective Time under the O&G Leases have been or will be properly and timely paid in accordance with applicable O&G Lease provisions and federal, state or Tribal regulations.
     (b) To Sellers’, Company’s and its Subsidiaries’ knowledge, the material O&G Agreements are in full force and effect and constitute binding obligations of the parties thereto. To Sellers’, Company’s and its Subsidiaries’ knowledge, all material operating agreements and all unitization, pooling, and/or communization agreements, declarations, designations and/or orders relating to the Oil and Gas Interests, and all other material O&G Agreements (other than the O&G Leases) are described on Schedule 4.22. To Sellers’, Company’s and its Subsidiaries’ knowledge, (i) the Company and its Subsidiaries are not in breach or default (and no situation exists that with the passage of time or giving of notice would create such a breach or default) of its obligations under the material O&G Agreements and (ii) no breach or default by any third party (or situation that with the passage or time or giving of notice would create such a breach or default) exists.
     4.23 Prepayments, Gas Imbalances.
     (a) Except as shown on Schedule 2.06, the Company and its Subsidiaries are not obligated, by virtue of any prepayment arrangement, “take or pay” arrangement, production payment, crediting agreement, or any other arrangement, to deliver Hydrocarbons produced from the Oil and Gas Interests at some future time without then or thereafter receiving full payment therefor.
     (b) Except as shown on Schedule 2.06, to Sellers’, Company’s and its Subsidiaries’ knowledge, as of the Effective Time, the Company’s and its Subsidiaries’ respective predecessors in title to the Oil and Gas Interests have not produced more than their share of production (irrespective of the application of the molecular theory of ownership) or, if such overproduction has occurred, the underproduced party has been compensated in all material respects pursuant to an agreement or applicable Laws such that the Company and its Subsidiaries, as the case may be, are “in balance” with all other parties as of the Effective Time.
     4.24 Production Sales Contracts. Except as described on Schedule 4.24, no Hydrocarbons produced from the Oil and Gas Interests are subject to a sales contract (other than division orders or spot sales agreements terminable on no more than six (6) months notice) and no person has any call upon, option to purchase or similar rights with respect to the production from the Oil and Gas Interests. The Company and its Subsidiaries have furnished Buyer with copies of, or made available to Buyer, all agreements or understandings, regulatory documents and other information material to the sale, processing and transportation of natural gas from the Oil and Gas Interests.
     4.25 Disclosure. No representation or warranty made by Sellers or the Company in this Agreement, and no statement of the Sellers or the Company contained in any document, certificate, or other writing furnished or to be furnished by Sellers or the Company pursuant hereto or in connection herewith, contains or will contain, at the time of delivery, any intentionally untrue statement of a material fact or an intentional omission, at the time of delivery, of any material fact necessary in order to make the statements contained therein, in light of the circumstances under which they are made, not misleading. Sellers know of no matter which has not been disclosed to Buyer pursuant to this Agreement which has or, so far as Sellers can now reasonably foresee, will have a Material Adverse Effect. To Sellers’, Company’s and its Subsidiaries’ knowledge, the Company has delivered or made available to Buyer accurate and complete copies of all agreements, documents, and other writings referred to or listed in this Agreement or in the Disclosure Schedule.
     4.26 Limitations. The representations and warranties in this Article IV are given subject to and are qualified by any matters disclosed by or under this Agreement, including any Schedule attached hereto or the Disclosure Statement.
     4.27 Securities Representations.
     (a) Such Seller is acquiring the Buyer Units for its own account and not with a view to, or for offer of resale in connection with, a distribution thereof, within the meaning of the Securities Act. In acquiring the Buyer Units, such Seller is not offering or selling, and will not offer or sell, for himself or itself in connection with any distribution of the Buyer Units, and such Seller does not have a participation in and will not participate in any such undertaking or in any underwriting of such an undertaking except in compliance with applicable federal and state securities laws.
     (b) Such Seller is an “accredited investor” as such term is defined under Regulation D promulgated under the Securities Act. Additionally, such Seller acknowledges that he or it is able to fend for himself or itself, can bear the economic risk of his or its investment in the Buyer Units, and has such knowledge and experience in financial and business matters similar to the transaction described herein such that he or it is capable of evaluating the merits and risks of an investment in the Buyer Units.
     (c) Further, such Seller understands that such Buyer Units will not have been registered pursuant to the Securities Act or any applicable state securities laws, that the Buyer Units, when issued, will be characterized as “restricted securities” under federal securities laws, and that under such laws and applicable regulations the Buyer Units cannot be sold or otherwise disposed of without registration under the Securities Act or an exemption therefrom. Such Seller represents that he or it is familiar with Rule 144 promulgated under the Securities Act, as currently in effect, and understands the resale limitations imposed thereby and by the Securities Act. Stop transfer instructions may be issued to the transfer agent for securities of the Buyer (or a notation may be made in the appropriate records of the Buyer) in connection with the Buyer Units issued hereunder. It is agreed and understood by such Seller that, should any certificate be issued representing any of the Buyer Units, each such certificate shall conspicuously set forth on the face or back thereof, in addition to any legends required by Legal Requirement or other agreement, a legend in substantially the following form:

THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED PURSUANT TO THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY STATE SECURITIES LAWS. SUCH SECURITIES MAY NOT BE SOLD OR OTHERWISE TRANSFERRED UNLESS THEY ARE FIRST REGISTERED PURSUANT TO THAT ACT AND APPLICABLE STATE SECURITIES LAWS OR UNLESS EAGLE ROCK ENERGY PARTNERS, L.P. RECEIVES A WRITTEN OPINION OF COUNSEL, WHICH OPINION AND COUNSEL ARE SATISFACTORY TO THE CORPORATION, TO THE EFFECT THAT SUCH REGISTRATION IS NOT REQUIRED.
     (d) Such Seller represents and acknowledges that Buyer is issuing the Buyer Units pursuant to an exemption from the registration requirements of the Securities Act based on the representations provided such Seller hereunder.
     4.28 Preferential Rights and Consents. Except as disclosed on Schedule 4.28, there are no Preferential Rights or Consents that will be triggered by the execution of this Agreement or the transactions contemplated thereby.
     4.29 Well Abandonments, No P&A Liability. Except as described on Schedule 4.29, to Sellers’, Company’s and its Subsidiaries’ knowledge (i) neither the Company nor its Subsidiaries have abandoned, or agreed to abandon, any Well (or removed any material items of equipment that would be included in the Oil and Gas Interests, except those that have become obsolete and are no longer required for the operation of the Oil and Gas Interests or that have been replaced by items of equal suitability and value) since the Effective Time, (ii) no proposals are currently outstanding (whether made by the Company, its Subsidiaries or by any other party) to deepen, plug back, rework or abandon any of the Wells, to conduct other operations with respect to the Oil and Gas Interests for which consent is required under the applicable operating agreement, or to conduct any other operations with respect to the Oil and Gas Interests other than routine operation of the producing Wells, and (iii) there are no dry holes, or otherwise inactive wells, located included in the Oil and Gas Interests, other than wells that have been properly plugged and abandoned.
ARTICLE V
REPRESENTATIONS AND WARRANTIES OF BUYER
     Buyer represents and warrants to the Sellers that:
     5.01 Organization and Corporate Power. Buyer is a limited partnership duly organized, validly existing and in good standing under the Laws of the State of Delaware, with full company power and company authority to enter into this Agreement and perform its obligations hereunder.
     5.02 Authorization. The execution, delivery and performance of this Agreement by Buyer and the consummation of the transactions contemplated hereby have been duly and validly authorized by all requisite action, and no other proceedings on Buyer’s part are necessary to authorize the execution, delivery or performance of this Agreement. This Agreement has been duly executed and delivered by Buyer and assuming that this Agreement is a valid and binding obligation of the Sellers, this Agreement constitutes a valid and binding obligation of Buyer, enforceable in accordance with its terms, except as enforceability may be limited by bankruptcy Laws, other similar Laws affecting creditors’ rights and general principles of equity effecting the availability of specific performance and other equitable remedies.
     5.03 No Violation. Buyer is not subject to or obligated under its certificate of formation, its limited partnership agreement, any applicable Laws, or rule or regulation of any Governmental Entity, or any material agreement or instrument, or any license, franchise or permit, or subject to any order, writ, injunction or decree, which would be breached or violated in any material respect by the Buyer’s execution, delivery or performance of this Agreement or the consummation of the transactions contemplated hereby.
     5.04 Governmental Authorities; Consents. Except as set forth on Schedule 5.04, Buyer nor its Affiliates is required to submit any notice, report or other filing with any Governmental Entity in connection with the execution, delivery or performance of this Agreement or the consummation of the transactions contemplated hereby. Except as set forth on Schedule 5.04, no consent, approval or authorization of any governmental or regulatory authority or any other party or Person is required to be obtained by Buyer in connection with its execution, delivery and performance of this Agreement or the consummation of the transactions contemplated hereby.
     5.05 Litigation. There are no actions, suits, claims, arbitrations, mediations, investigations or proceedings pending and for which Buyer has been served notice or, to Buyer’s knowledge, threatened against Buyer or any of its Subsidiaries or any of their respective assets or properties, at law or in equity, or before or by any Governmental Entity. Except as set forth on Schedule 4.11, neither Buyer nor any of its Subsidiaries nor any of their respective assets or properties are subject to any outstanding judgment, order, decree, writ, injunction, stipulation, directive, or determination of any Governmental Entity. To Buyer’s knowledge, there is no action, suit, claim, arbitration, mediation, investigation or proceeding seeking to prevent, enjoin, alter or delay the transactions contemplated hereby.
     5.06 Brokerage. Except as set forth on Schedule 5.06, there are no claims for brokerage commissions, finders’ fees or similar compensation in connection with the transactions contemplated by this Agreement based on any arrangement or agreement made by or on behalf of Buyer or its Affiliates.
     5.07 Financing. Buyer has and shall have as of the Closing Date, sufficient funds on hand with which to pay the Purchase Price and consummate the transactions contemplated by this Agreement.
     5.08 Independent Evaluation. Buyer is sophisticated in the evaluation, purchase, ownership and operation of oil and gas properties and related facilities. In making its decision to enter into this Agreement and to consummate the transactions contemplated herein, Buyer (a) has relied or shall rely solely on its own independent investigation and evaluation of the assets of the Company and its Subsidiaries and the advice of its own legal, tax, economic, insurance, environmental, engineering, geological and geophysical advisors and the express provisions of this Agreement and not on any comments, statements, projections or other materials made or given by any representatives or consultants or advisors engaged by any of the Sellers or the

Company, and (b) has satisfied or shall satisfy itself through its own due diligence as to the environmental and physical condition and state of repair of and contractual arrangements and other matters affecting the assets of the Company and its Subsidiaries. Buyer has no knowledge of any fact that results in the breach of any representation, warranty or covenant of the Company or the Sellers given hereunder.
     5.09 Investment Representation. Buyer is acquiring the Seller Securities for its own account with the present intention of holding such securities for investment purposes and not with a view to, or for sale in connection with, any distribution of such securities in violation of any federal or state securities Laws. Buyer is an “accredited investor” as defined in Regulation D promulgated by the Securities and Exchange Commission under the Securities Act of 1933, as amended. Buyer acknowledges that it is informed as to the risks of the transactions contemplated hereby and of ownership of the Seller Securities. Buyer acknowledges that the Seller Securities have not been registered under the Securities Act of 1933, as amended, or any state or foreign securities Laws and that the Seller Securities may not be sold, transferred, offered for sale, pledged, hypothecated or otherwise disposed of unless such transfer, sale, assignment, pledge, hypothecation or other disposition is pursuant to the terms of an effective registration statement under the Securities Act of 1933 and the Seller Securities are registered under any applicable state or foreign securities Laws or sold pursuant to an exemption from registration under the Securities Act of 1933, as amended, and any applicable state or foreign securities Laws.
     5.10 Buyer Treated as a Partnership. Buyer is and has been properly treated as a partnership for federal income tax purposes (taking into account the applicability of Section 7704 of the Code) for each year for which the applicable statute of limitations remains open for the assessment of Tax upon Buyer.
     5.11 Capitalization. The Buyer Units, and the limited partner interests represented thereby, are duly authorized in accordance with the organizational documents of Buyer and are validly issued, fully paid and nonassessable and are free and clear of any Lien, other than Liens created under securities Laws or tax Laws and, except as set forth in the organizational documents of Buyer. Except as set forth in the SEC Reports, Buyer is not currently prohibited, directly or indirectly, from making distributions with respect of the Buyer Units or from repaying any loans or advances or from transferring any property or assets to any of its Subsidiaries. The Common Units of the Buyer that make up the Buyer Units conform to the description thereof in the SEC Reports.
     5.12 SEC Filings. Buyer has heretofore filed all forms, reports, registration statements, definitive proxy statements, schedules and other materials with the SEC required to be filed pursuant to the Exchange Act or other federal securities Laws since October of 2006 (the “SEC Reports”). As of their respective dates, or, if applicable, the dates such SEC Reports were amended prior to the date hereof, the SEC Reports (including, without limitation, all financial statements included therein, exhibits and schedules thereto and documents incorporated by reference therein) complied in all material respects with all applicable requirements (including but not limited to the Sarbanes-Oxley Act to the extent then in effect and applicable) of the Securities Act or the Exchange Act, as applicable, and other federal securities Laws as of the date thereof. The SEC Reports, when filed and as amended from time to time, did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading; provided, however, that no representation is made as to the accuracy of any financial projections or forward looking statements, or the completeness of any information furnished by Buyer to the SEC solely for purposes of complying with Regulation FD promulgated by the SEC under the Exchange Act or other information that is treated by SEC regulations as not being “filed” for the purposes of the Exchange Act. The financial statements of Buyer included in the SEC Reports, including the related notes thereto including the related notes thereto (the “Buyer Financial Statements”), when filed, fairly presented in all material respects the consolidated financial position and the consolidated results of operations and cash flows of the Buyer as of the dates thereof or for the periods presented therein.
     5.13 Disclosure. No representation or warranty made by Buyer in this Agreement, and no statement of the Buyer contained in any document, certificate, or other writing furnished or to be furnished by Buyer pursuant hereto or in connection herewith, contains or will contain, at the time of delivery, any intentionally untrue statement of a material fact or an intentional omission, at the time of delivery, of any material fact necessary in order to make the statements contained therein, in light of the circumstances under which they are made, not misleading.
ARTICLE VI
COVENANTS OF THE SELLERS
     6.01 Conduct of the Business.
     (a) From the date hereof until the earlier of the Closing Date or the termination of this Agreement, except (1) as contemplated or permitted hereunder, (2) as required by applicable Laws, (3) upon prior written consent of Buyer or (4) as set forth on Schedule 6.01:
     (i) The Sellers shall cause the Company and its Subsidiaries to (A) conduct the Business only in the ordinary course of business in substantially the same manner as heretofore conducted and maintain the books of account and records of the Company and its Subsidiaries in the usual and ordinary manner; (B) use commercially reasonable efforts to preserve substantially intact its business organization, to preserve its present relationships with suppliers, purchasers, jobbers, distributors, contractors, operators, non-operators, royalty owners, employees and other Persons with which it has significant business relations; (C) collect all Receivables and pay all accounts payable in the ordinary course; (D) maintain in full force and effect substantially the same levels of coverage of insurance with respect to the assets, operations and activities of the Company and its Subsidiaries as are in effect as of the date hereof; (E) maintain in all material respects all of the Oil and Gas Interests, Equipment, structures, vehicles, and other tangible personal property of the Company and its Subsidiaries in their present condition, except for ordinary wear and tear; and (F) with respect to the Oil and Gas Interests, continue operation of the Oil and Gas Interests consistent with past practices (or where neither the Company nor its Subsidiaries are the operator of an Oil and Gas Interest, will use commercially reasonable efforts to cause the operator to do so).

     (ii) The Sellers shall not and shall not permit the Company or any of its Subsidiaries to:
     (A) issue, sell or deliver any equity securities of the Company or any of its Subsidiaries or issue, sell or deliver any securities convertible into, or options with respect to, or warrants to purchase or rights to subscribe for, any equity securities of the Company or any of its Subsidiaries or enter into any contract or commitment to so issue, sell or deliver;
     (B) effect any distribution, recapitalization, reclassification, stock dividend, stock split or like change of the Company’s or any of its Subsidiary’s capitalization;
     (C) amend the Company’s or any of its Subsidiary’s certificate or articles of incorporation or bylaws (or other similar constituent documents) or the terms of any outstanding securities of the Company or any of its Subsidiaries;
     (D) make any redemption, purchase of or otherwise acquire any equity securities of the Company or any of its Subsidiaries or make any acquisition of stock or other securities of any Person;
     (E) merge or consolidate with (or enter into any similar business combination transaction) any corporation or other entity;
     (F) acquire, lease (as lessor or lessee), sell, assign, transfer, or dispose of, or agree to acquire, lease, sell, assign, transfer or otherwise dispose of any assets or rights of the Company and its Subsidiaries in excess of $250,000 individually or in excess of $1,000,000 in the aggregate, except (i) pursuant to existing contracts or commitments disclosed to Buyer or (ii) in the ordinary course;
     (G) make any investments, including capital contributions, in, or any loan to, any other Person, except (i) pursuant to existing contracts or commitments disclosed to Buyer prior to the date hereof and (ii) other investments and acquisitions not in excess of $250,000;
     (H) make any capital expenditures or commitments therefor (other than relating to the Oil an Gas Interests) in an aggregate amount exceeding $250,000 or make any commitment for capital expenditure payable in whole or in part after the Closing Date;
     (I) enter into any transaction with any directors, officers, employees, shareholders, members, managers, agents, Affiliates, family members or Persons acting in a similar capacity, of the Company or any of its Subsidiaries, including transactions relating in any way to employment, compensation, change-in-control, retention, commissions, severance, termination benefits, bonuses, or other remuneration for employment, or otherwise increase or modify the total compensation (base pay and payroll practices) and benefits offered or provided to the employees.;
     (J) create or permit to exist any Lien on the assets of the Company or its Subsidiaries, other than Permitted Liens and those Liens to be fully released at or prior to the Closing;
     (K) enter into any agreement that if entered into prior to the date hereof would be a Company Contract, or modify, amend, waive any obligation, fail to renew, assign, or otherwise transfer or terminate any Company Contract or waive, release or assign any rights or claims thereto or thereunder;
     (L) issue any note, bond or other debt security or create, incur, assume, guaranty or refinance any Indebtedness or any indebtedness of another Person, other than borrowings permitted under the Company’s or any of its Subsidiaries lines of credit as in effect on the date hereof;
     (M) increase in any manner the base compensation of, or enter into any new bonus or incentive agreement or arrangement with, any of the Company’s or any of its Subsidiary’s employees, officers, directors or consultants, or pay or commit to pay any severance or termination pay to any of the Company’s or any of its Subsidiary’s employees, officers, directors or consultants, except as previously disclosed to Buyer;
     (N) make or change any material election relating to Taxes, change any annual accounting period, adopt or change any accounting method, file any amended material Tax Return, enter into any closing agreement, settle any material Tax claim or assessment relating to the Sellers, the Company, any of its Subsidiaries or predecessors of the foregoing, surrender any right to claim a refund of Taxes, consent to any extension or waiver of the limitation period applicable to any Tax claim or assessment relating to the Sellers, the Company or any of its Subsidiaries or predecessors of the foregoing, or take any other similar action relating to the filing of any Tax Return or the determination or payment of any Tax, if such election, adoption, change, amendment, agreement, settlement, surrender, consent or other action would or could have the effect of increasing the Tax liability of Buyer, the Company or any of the Company’s Subsidiaries for any period ending after the Closing Date or decreasing any Tax attribute of the Company or any of its Subsidiaries existing on the Closing Date;
     (O) settle or compromise any material action, suit, litigation or other proceeding, whether administrative, civil or criminal, at law or in equity, or before any Governmental Entity, other than in the ordinary course of business consistent with past practice, solely for cash and without admitting any liability or incurring any other obligation with respect thereto, in an amount not to exceed, for any such settlement not covered by insurance, $75,000 individually or $250,000 in the aggregate, and any such settlement covered by insurance, $250,000 individually or $500,000 in the aggregate;

     (P) make any change to any method of accounting or accounting practice, policy, principle or procedure except as required by GAAP applicable to the Sellers, the Company, its Subsidiaries or any predecessor of the foregoing;
     (Q) commence or commit to commence operations for the drilling of any new well after the date hereof without the prior approval of Buyer;
     (R) redrill or complete an existing Well included within the Oil and Gas Interests after the date of this Agreement and prior to the Closing Date without providing prior written notice thereof to Buyer;
     (S) make any nonconsent election with respect to operations affecting the Oil and Gas Interests without prior approval of Buyer;
     (T) abandon any Well or release or abandon all or any portion of any of the O&G Leases without providing prior written notice thereof to Buyer;
     (U) agree to any renegotiated price, take or other terms under existing gas purchase agreements without providing prior written notice thereof to Buyer;
     (V) agree to any credit or prepayment arrangement that would reduce the share of gas deliverable with respect to the Oil and Gas Interests following the Effective Time without providing prior written notice thereof to Buyer; or
     (W) enter into any agreement or instrument for the sale, treatment, or transportation of production from the Oil and Gas Interests (except for sales agreements terminable on no more than 30 days notice) without providing prior written notice thereof to Buyer;
provided that, the foregoing notwithstanding, the Sellers, the Company and/or their Subsidiaries may use all available cash to repay any Indebtedness prior to the Closing.
     (b) With respect to operations proposed after the date hereof, the Company and its Subsidiaries will advise Buyer of any such proposals made by other parties, and will consult with Buyer concerning such proposals, and will respond in the manner required by Buyer; provided that, if the period for responding to such a proposal extends beyond the Closing Date, the Company and its Subsidiaries will not respond to such proposal unless the Closing does not occur prior to the next to last day allowed to respond (in which case the Company and its Subsidiaries shall respond in the manner they deem prudent).
     (c) Nothing contained herein shall give to Buyer, directly or indirectly, the right to control or direct the Company’s or its Subsidiaries’ operations or businesses prior to the Closing; provided, the Sellers must comply with and cause the Company to comply with the covenants contained herein.
     6.02 Access Books and Records, Physical Inspection.
     (a) The Sellers shall cause the Company and its Subsidiaries to provide Buyer and its authorized representatives (the “Buyer’s Representatives”) with full access during normal business hours and upon reasonable notice to the offices, properties, books and records (including accountant work papers and personnel records and documents and all files, records and data pertaining to the ownership and/or operation of the Oil and Gas Interests) of the Company and its Subsidiaries, in connection with the transactions contemplated hereby, and shall instruct its officers, directors, key employees, attorneys, accountants, advisors, representatives and agents to reasonably cooperate with Buyer in its investigation of the business of the Company and its Subsidiaries; provided that such access shall not unreasonably interfere with the conduct of the business of the Company and its Subsidiaries. To the extent any records, files or data otherwise relating to the Oil and Gas Interests are not in any Seller’s, the Company’s or its Subsidiaries possession, the Sellers shall cause the Company and its Subsidiaries to use commercially reasonable efforts to (i) obtain such materials from third-party operators of the Oil and Gas Interests or other parties having custody thereof or (ii) if such materials cannot be obtained, obtain access for Buyer to the records of third-party operators or other third parties in the offices of such third-party operators or other third parties.
     (b) The Sellers shall cause the Company and its Subsidiaries (or their authorized representative) to provide Buyer, at all reasonable times before the Closing Date and upon adequate notice to the Sellers, with physical access to the Oil and Gas Interests for the purpose of inspecting same. Buyer recognizes that some or all of the Oil and Gas Interests may be operated by parties other than the Company and its Subsidiaries, and that Sellers’ ability to obtain access to such Oil and Gas Interests, and the manner and extent of such access, is subject to third parties.
     6.03 Conditions. The Sellers shall use commercially reasonable efforts to cause the conditions set forth in Article III to be satisfied, including reasonably cooperating with Buyer in connection with obtaining any financing necessary to consummate the transaction contemplated hereby.
     6.04 Exclusive Dealing. Commencing on the date of this Agreement and until the first to occur of (x) the Closing, (y) the termination of this Agreement pursuant to Section 9.01, or (z) August 15, 2007 (such period, the “Exclusivity Period”), none of the Company, or the Sellers shall, nor shall the Company, or the Sellers permit or cause any of their respective Affiliates, Subsidiaries, officers, managers, directors, employees, investment bankers, consultants, representatives or other agents, to directly or indirectly, (i) sell or otherwise transfer any equity interests in the Company or its Subsidiaries or enter into any agreement to sell or otherwise transfer such an equity interest; (ii) take any action to solicit, initiate, entertain, facilitate, encourage, negotiate, accept or discuss, directly or indirectly, any proposal or offer to acquire all or any portion of the Company, its Subsidiaries or their assets (excluding any sale of assets in the ordinary course of business), whether by merger, sale of stock, sale of assets, recapitalization or otherwise (each, an “Acquisition Proposal”); (iii) engage in discussions or negotiations with any third party with respect to an Acquisition Proposal; (iv) enter into any agreement or other commitment or otherwise consummate or agree to consummate an Acquisition Proposal; (v) disclose or provide any nonpublic information relating to the Company or its Subsidiaries (including this Agreement) in connection with an Acquisition Proposal; (vi) afford access to the properties, books or records of the Company or its Subsidiaries to any third party that has made any Acquisition Proposal; or (vii) pursue other acquisitions or divestitures without consulting with Buyer. The Sellers shall, and shall cause the Company and its agents to immediately cease and cause to be terminated all discussions and negotiations, if any, that have taken place prior to the date hereof with respect to any Acquisition Proposal. During the Exclusivity Period, the Sellers shall promptly provide Buyer with written notice of any Acquisition Proposal or indication of interest relating to a potential Acquisition Proposal received by the Sellers or their respective representatives. Such notice shall include a reasonably detailed description of the proposed Acquisition Proposal.
     6.05 Notification. From the date hereof until the earlier of the termination of this Agreement or the Closing Date, the Sellers shall disclose to Buyer in writing any material variances from the representations and warranties contained in Article IV, as applicable, and of any other fact or event that would cause or constitute a breach of the covenants in this Agreement made by the Sellers in each case, promptly upon discovery thereof. The Sellers shall keep Buyer currently and completely informed as to all material developments affecting or potentially affecting the Oil and Gas Interests. Without limiting the foregoing, if at or prior to the Closing the Sellers become aware of any material change or inaccuracy in any information furnished to Buyer by or on behalf of the Sellers or any material adverse change in the operation or condition of any of the Oil and Gas Interests, the Sellers shall promptly notify Buyer of such change or inaccuracy.
     6.06 Confidentiality. From and after Closing, the Sellers and their Affiliates will hold, and will cause their respective officers, directors, employees, accountants, counsel, consultants, representatives, advisors and agents, as applicable, to hold, in confidence, unless compelled to disclose by judicial or administrative process or by other requirements of any Laws, all confidential documents and information concerning the Company or any of its Subsidiaries, except to the extent that a Seller can demonstrate that such information was in the public domain through no fault of such Seller or later lawfully acquired by such Seller from sources other than Buyer or the Company or any of its Subsidiaries; provided that a Seller may disclose such information to its officers, directors, employees, accountants, counsel, consultants, advisors and agents, as applicable, in connection with the transactions contemplated by this Agreement so long as such Persons are informed by such Seller of the confidential nature of such information and are directed by such Seller to treat such information confidentially. The obligation of the Sellers and their Affiliates to hold any such information in confidence shall be satisfied if they exercise the same care with respect to such information as they would take to preserve the confidentiality of their own similar information.
     6.07 Wells in Progress. Schedule 6.07 is a complete and correct list and description of all Wells as to which it is anticipated that on and after the date of this Agreement the Company and its Subsidiaries will be engaged or participating in drilling, recompletion or workover activities prior to the Closing Date. The Sellers shall notify Buyer of any such activities prior to the implementation thereof and shall consult with Buyer regarding all such matters and operations.
     6.08 Tax Insurance Policy. The Buyer, with the reasonable cooperation of the Sellers, shall use its good faith efforts to obtain the Tax Insurance Policy at any time prior to August 31, 2007. The Sellers and Buyer shall each be responsible and pay one-half of the premium on the insurance policy. The Tax Insurance Policy must be delivered to Buyer in a form and on terms acceptable to Buyer.

     6.09 Virtex/Faraday Claim. The Sellers have the right to pursue and resolve the Virtex/Faraday Claim and to receive and retain any proceeds from any resolution thereof. The Sellers shall be responsible for and shall pay any amounts owed or owing under such claim no matter when such amounts are owed. The Sellers agree to indemnify, defend and hold harmless Buyer and the Company and any Subsidiaries of any Losses arising under such claim. The Sellers and Buyer shall provide reasonable cooperation to the Sellers in connection with such claim, including cooperating as necessary to assign any rights under such claim to the Sellers or to cause the Sellers to assume any such obligations for Losses thereunder.
ARTICLE VII
COVENANTS OF BUYER
     7.01 Access to Books and Records. For a period of five years after Closing, Buyer shall, and shall cause the Company and its Subsidiaries to, provide each Seller and its authorized representatives with reasonable access (for the purpose of examining), during normal business hours, to the books and records of the Company and its Subsidiaries in connection with the transactions contemplated hereby, including the transactions under Section 1.02, or with respect to periods or occurrences prior to or on the Closing Date, and shall instruct the officers, directors, key employees, attorneys, accountants, advisors, representatives and agents to reasonably cooperate with such Seller in its investigation; provided that such access shall not unreasonably interfere with the conduct of the business of Buyer or the Company and its Subsidiaries.
     7.02 Notification. From the date hereof until the earlier of the termination of this Agreement and Closing Date, Buyer shall disclose to each Seller in writing any material variances from the representations and warranties contained in Article V, as applicable, and of any other fact or event that would cause or constitute a breach of the covenants in this Agreement made by Buyer, in each case, promptly upon discovery thereof.
     7.03 Director and Officer Liability and Indemnification. Buyer agrees that (i) the certificates of incorporation, certificate of formation, operating agreement and the bylaws (or similar constituent documents) of the Company and its Subsidiaries immediately after the Closing Date shall contain provisions with respect to indemnification and exculpation from liability that are at least as favorable to the beneficiaries of such provisions as those provisions that are set forth in the certificates of incorporation, certificate of formation, operating agreement and the bylaws (or similar constituent documents, as applicable) of the Company and its Subsidiaries, respectively, on the date of this Agreement, which provisions shall not be amended, repealed or otherwise modified for a period of two (2) years following the Closing Date in any manner that would adversely affect the rights thereunder of Persons who prior to the Closing Date were directors, officers, employees or agents of the Company or any of its Subsidiaries, unless such modification is required by any Laws and then only to the minimum extent required by Laws. The provisions of this Section 7.03 are intended for the benefit of, and will be enforceable by, any current or former officer or director of the Company or its Subsidiaries and his or her heirs or representatives, and are in addition to, and not in substitution for, any other rights to indemnification or contribution that any such person may have had by contract or otherwise.

     7.04 Regulatory Filings. Buyer shall use commercially reasonable efforts to make or cause to be made, within five (5) business days after the date hereof, all filings and submissions required of Buyer under any Laws or regulations applicable to Buyer for the consummation of the transactions contemplated herein. Buyer and the Sellers shall use commercially reasonable efforts to comply with any additional requests for information, including requests for production of documents and production of witnesses for interviews or depositions by any Governmental Entity. In addition, Buyer shall cooperate in good faith with any Governmental Entity and undertake promptly any commercially reasonable action required to complete lawfully the transactions contemplated by this Agreement.
     7.05 Conditions. Buyer shall use commercially reasonable efforts to cause the conditions set forth in Article III to be satisfied and to consummate the transactions contemplated herein on the Closing Date.
     7.06 Contact with Employees and Other Business Partners. Prior to the Closing, Buyer and its Affiliates and representatives shall contact and communicate with the employees (other than the persons set forth on Schedule 7.06), lessors, production purchasers, suppliers and other business relations of the Company and its Subsidiaries in connection with the transactions contemplated hereby only after prior consultation with and written approval of the Sellers.
ARTICLE VIII
INDEMNIFICATION
     8.01 Survival of Representations, Warranties, Covenants, Agreements and Other Provisions. The representations and warranties in this Agreement and all covenants contained in this Agreement shall survive the Closing until one (1) year after the Closing Date (the “Expiration Date”), except that (a) the representations and warranties in Sections 4.03, 4.04 and 4.07(c) shall survive indefinitely, (b) the representations and warranties in Section 4.08 shall survive until three (3) years after the Closing Date if the Tax Insurance Policy has been delivered and accepted by Buyer prior to August 31, 2007 (if not delivered and accepted by Buyer by August 31, 2007, the representations and warranties shall survive the Closing until one (1) year after the Closing Date), and (c) certain covenants with a specified expiration date shall continue in effect as provided therein. Notwithstanding the foregoing, if, prior to the close of business on the applicable Expiration Date, an Indemnitor (as defined in Section 8.05(a) below) shall have been properly notified of a claim for indemnity hereunder and such claim shall not have been finally resolved or disposed of at such Expiration Date, such claim shall continue to survive and shall remain a basis for indemnity hereunder until such claim is finally resolved or disposed of in accordance with the terms hereof.
     8.02 Indemnification for the Benefit of Buyer. Subject to the terms of this Article VIII, each of the Company (solely prior to the Closing Date), and the Sellers severally, but not jointly, agree to indemnify Buyer, the Company (solely after the Closing Date) and each of Buyer’s and the Company’s (solely after the Closing Date) respective officers, directors, employees, agents, representatives, affiliates, successors and permitted assigns (collectively, the “Buyer Parties”) and hold each of them harmless from and against and pay on behalf of or reimburse such Buyer Parties in respect of any direct losses, liabilities, damages, judgments, penalties and expenses (including reasonable legal fees and expenses) (“Loss(es)”) which any such Buyer Party may suffer, sustain or become subject to, as a result of:
     (a) the breach of any representation or warranty made by the Company contained in Article IV or any certificate delivered by a Seller to Buyer with respect hereto in connection with the Closing; or
     (b) the breach of any covenant or agreement to be performed by the Sellers or the Company (solely with respect to the Company, to be performed on or prior to the Closing) contained in this Agreement or any certificate delivered by the Sellers to Buyer with respect hereto in connection with the Closing.
     8.03 The Buyer’s Indemnification Obligation. Subject to the terms of this Article VIII, Buyer shall indemnify the Sellers and each of their respective officers, directors, employees, stockholders, agents, representatives, affiliates, successors and permitted assigns (collectively, “Seller Parties”) and hold them harmless from and against and pay on behalf of or reimburse such Seller Parties in respect of any Loss which any Seller Party may suffer, sustain or become subject to, as the result of:
     (a) the breach of any representation or warranty made by Buyer contained in Article V or any certificate delivered by Buyer to the Sellers with respect hereto in connection with the Closing; or
     (b) the breach of any covenant or agreement made by Buyer contained in this Agreement or any certificate delivered by Buyer to the Sellers with respect hereto in connection with the Closing.
     8.04 Limitations on Indemnity.
     (a) Notwithstanding anything in this Agreement to the contrary except for Section 8.4(d) below, which specifically modifies this Section 8.04(a), (i) the Sellers and the Company shall not be liable to the Buyer Parties for any Loss arising under Section 8.02, (A) unless the aggregate amount of all such Losses exceeds $750,000, including any Losses relating to a Tax Indemnification Obligation up to the amount of the Tax Indemnification Threshold (the “Sellers’ Indemnification Threshold”), in which case such parties shall be liable for all such Losses to the extent such Losses exceed the Sellers’ Indemnification Threshold; provided that, in the case of any Loss arising under Section 4.07(c), Sellers’ Indemnification Threshold shall not be applicable and only the limitations contained in Section 4.07(c) shall be applicable, or (B) to the extent the aggregate amount of all Losses indemnified by the Sellers and the Company exceeds five percent (5%) of the Purchase Price (the “Cap”), and (ii) each Seller’s liability for any Loss shall be limited to a percentage share of such Loss equal to such Seller’s percentage interest in the Purchase Price as set forth on Schedule 8.4(a) (which schedule shall include the amount of cash proceeds, Buyer Units and percentage of Purchase Price applicable to each Seller).
     (b) Notwithstanding anything herein to the contrary, Buyer shall not be liable to the Seller Parties for any Loss arising under Section 8.03, (i) unless the aggregate amount of all such Losses exceeds $750,000 in the aggregate (the “Buyer Indemnification Threshold”), in which case Buyer shall be liable for all such Losses to the extent such Losses exceed the Buyer Indemnification Threshold, or (ii) to the extent the aggregate amount of all Losses indemnified by

Buyer exceeds the Cap.
     (c) The amount of any Loss subject to indemnification under this Article VIII shall be calculated net of any insurance proceeds or any indemnity, contribution or other similar payment actually received by any Buyer Party or Seller Party from any third party with respect thereto. The Indemnitee (as defined in Section 8.05 below) shall use commercially reasonable efforts to seek recovery under all insurance policies and any other rights to indemnification covering any Loss to the same extent as they would if such Loss were not subject to indemnification hereunder. In the event that an insurance or other recovery is made by any Indemnitee with respect to any Loss for which any such Person has been indemnified hereunder, then a refund equal to the aggregate amount of the recovery shall be made promptly to the Indemnitor (as defined in Section 8.05 below).
     (d) The parties intend for Buyer to obtain the Tax Insurance Policy to provide insurance coverage for breaches of the representations and warranties of the Sellers of Section 4.08 and insurance coverage for Tax liability arising from any restructuring undertaken by the Company and/or any Subsidiary prior to the Closing Date (“Tax Indemnification Obligation”). If the Tax Insurance Policy has been delivered and accepted by Buyer, with respect to any Tax Indemnification Obligation, Buyer shall not be entitled to receive any proceeds until any Loss relating to a Tax Indemnification Obligation exceeds $250,000 in the aggregate (“Tax Indemnification Threshold”), in which case Buyer shall be able to receive, proceeds under the Tax Insurance Policy for all such Losses to the extent such Losses exceed the Tax Indemnification Threshold. If the Tax Insurance Policy has been delivered and accepted by Buyer, the aggregate amount of Losses for which Buyer shall be entitled to receive proceeds shall be limited only by the limits of the Tax Insurance Policy. The Sellers and Buyer agree that any proceeds received by Buyer under the Tax Insurance Policy shall not be counted as Losses limited by the Cap and shall not be subject to the Sellers’ Indemnification Threshold. If the Tax Insurance Policy has been delivered and accepted by Buyer, notwithstanding anything in this Agreement to the contrary, Buyer’s exclusive remedy for any breach of Section 4.08 shall be limited to Buyer’s recourse and recovery under the Tax Insurance Policy and the Sellers shall not be liable to Buyer for any breach of Section 4.08. If the Tax Insurance Policy has not been delivered and accepted by Buyer, this Section 8.04(d) shall have no force and effect.
     (e) Except as set forth in Sections 2.05, 2.06, and 2.07, the Sellers, Buyer and the Company agree that (i) the remedies set forth in this Article VIII are the exclusive remedies of such parties for any breach of this Agreement or otherwise arising in connection with the transactions contemplated hereby, and (ii) the liability of the Sellers and the Company (before Closing) to Buyer and the Company (after Closing) shall be limited to the Cap in all circumstances, except as set forth in Section 8.04(d).
     8.05 Defense of Third Party Claims.
     (a) Any Person making a claim for indemnification under Section 8.02 or Section 8.03 (an “Indemnitee”) shall notify the indemnifying party (an “Indemnitor”) of the claim in writing promptly after receiving written notice of any action, lawsuit, proceeding, investigation or other claim against it (if by a third party), describing the claim, the amount thereof (if known and quantifiable) and the basis thereof; provided, however, that the failure to so notify the Indemnitor shall relieve the Indemnitor from liability hereunder with respect to such claim only if, and only to the extent that, such failure to so notify the Indemnitor results in a material forfeiture by the Indemnitor of rights and defenses otherwise available to the Indemnitor with respect to such claim. Any Indemnitor shall be entitled to participate, upon written notice delivered to the Indemnitee within thirty (30) days of the receipt of Indemnitee’s notice of claim, in the defense of such action, lawsuit, proceeding, investigation or other claim giving rise to an Indemnitee’s claim for indemnification at such Indemnitor’s expense, and at its option shall be entitled to assume the defense thereof by appointing a reputable counsel reasonably acceptable to the Indemnitee to be the lead counsel in connection with such defense; provided, however, the Indemnitor shall not be entitled to assume the defense thereof if (A) such claim, based on the remedy sought, could result in criminal liability of, or injunctive or other equitable relief against, the Indemnitee or (B) the Indemnitee reasonably believes that the interests of the Indemnitor and the Indemnitee with respect to such claim are in conflict with one another, and as a result, the Indemnitor could not adequately represent the interests of the Indemnitee in such claim. In the event, however, that the Indemnitor declines or fails to assume the defense of such claim on the terms provided above or to employ counsel reasonably satisfactory to the Indemnitee, in either case within such 30-day period, or if the Indemnitor is not entitled to assume the defense of such claim in accordance with the preceding sentence, then the Indemnitor shall pay the reasonable fees and expenses of counsel for the Indemnitee as incurred; provided, however, that the Indemnitor shall not be required to pay the fees and disbursements of more than one firm for all Indemnitees in any jurisdiction in any single audit, investigation, action or proceeding. The Indemnitor or the Indemnitee (as the case may be) shall at all times use commercially reasonable efforts to keep the Indemnitor or Indemnitee (as the case may be) reasonably apprised of the status of the defense of any matter the defense of which it is maintaining and to cooperate in good faith with each other with respect to the defense of any such matter.
     (b) No Indemnitee may settle or compromise any claim or consent to the entry of any judgment with respect to which indemnification is being sought hereunder without the prior written consent of the Indemnitor, unless (i) the Indemnitor fails to assume and maintain the defense of such claim pursuant to Section 8.05(a) or (ii) such settlement, compromise or consent includes an unconditional release of the Indemnitor and its officers, directors, employees and Affiliates from all liability arising out of such claim. An Indemnitor may not, without the prior written consent of the Indemnitee, settle or compromise any claim or consent to the entry of any judgment with respect to which indemnification is being sought hereunder unless (x) such settlement, compromise or consent includes an unconditional release of the Indemnitee and its officers, directors, employees and Affiliates from all liability arising out of such claim, (y) does not contain any admission or statement suggesting any wrongdoing or liability on behalf of the Indemnitee and (z) does not contain any equitable order, judgment or term that in any manner affects, restrains or interferes with the business of the Indemnitee or any of the Indemnitee’s Affiliates.
     (c) In the event an Indemnitee claims a right to payment pursuant hereto, such Indemnitee shall send written notice of such claim to the appropriate Indemnitor. Such notice shall specify the basis for such claim. The failure by any Indemnitee so to notify the Indemnitor shall not relieve the Indemnitor from any liability that it may have to such Indemnitee with respect to any claim made pursuant to this Section 8.05(c). Any claim for indemnification that may be made under more than one subsection may be made under the subsection that the claiming party may elect in its sole discretion, notwithstanding that such claim may be made under more than one subsection. In the event the Indemnitor disputes its liability with respect to such claim, as promptly as possible, such Indemnitee and the appropriate Indemnitor shall establish the merits and amount of such claim (by mutual agreement, litigation or otherwise) and, within five (5) business days following the final determination of the merits and amount, if any, of such claim, the Indemnitor shall pay to the Indemnitee in immediately available funds an amount equal to such claim as determined hereunder.
     8.06 Disclaimers.
     (a) Except as and to the extent expressly set forth in Article IV and elsewhere in this Agreement, (i) the Company and the Sellers make no representations or warranties, express, statutory or implied, and (ii) the Company and the Sellers expressly disclaim all liability and responsibility for any representation, warranty, statement or information made or communicated (orally or in writing) to Buyer or any of its Affiliates or Buyer’s Representatives (including, without limitation, any opinion, information, projection or advice that may have been provided to Buyer by any officer, director, employee, agent, consultant, representative or advisor of the Company, the Sellers or any of their respective Affiliates). In particular, except as expressly set forth in Article IV and elsewhere in this Agreement, and without limiting the generality of the foregoing, the Company and the Sellers expressly disclaim any representation or warranty, express, statutory or implied, as to (i) title to any of the Oil and Gas Interests or other assets of the Company and its Subsidiaries, (ii) the contents, character or nature of any report of any petroleum engineering consultant or any engineering, geological or seismic data or interpretation, relating to the Oil and Gas Interests or other assets of the Company and its Subsidiaries, (iii) the quantity, quality or recoverability of Hydrocarbons in or from the Oil and Gas Interests, (iv) any estimates of the value of the Oil and Gas Interests or other assets of the Company and its Subsidiaries or future revenues generated by such assets, (v) the production of Hydrocarbons from the Oil and Gas Interests, (vi) the maintenance, repair, condition, quality, suitability, design or marketability of the Oil and Gas Interests or other assets of the Company and its Subsidiaries, (vii) the content of any information memorandum, reports, brochures, charts or statements prepared by the Company, the Sellers or third parties with respect to the Oil and Gas Interests or other assets of the Company and its Subsidiaries, and (viii) any other materials or information that may have been made available to Buyer, its Affiliates, or Buyer’s Representatives in connection with the transactions contemplated by this Agreement or any discussion or presentation relating thereto. Except as expressly set forth in Article IV and elsewhere in this Agreement, the Company and the Sellers further disclaim any representation or warranty, express, statutory or implied, of merchantability, freedom from latent vices or defects, fitness for a particular purpose or conformity to models or samples of materials of any assets, rights of a purchaser under appropriate statutes to claim diminution of consideration or return of the Purchase Price, it being expressly understood and agreed by the parties hereto that Buyer shall be deemed to be obtaining the Oil and Gas Interests and other assets of the Company and its Subsidiaries in their present status, condition and state of repair, “as is” and “where is” with all faults or defects (known or unknown, latent, discoverable or undiscoverable), and that Buyer has made or caused to be made such inspections as Buyer deems appropriate. With respect to any such assets that are located in or in federal waters offshore Louisiana, Buyer acknowledges that this waiver has been expressly called to its attention and includes, without limitation, a waiver of warranty against rehibitory vices arising under Louisiana Civil Code Articles 2520 through 2548, inclusive.
     (b) The Sellers, the Company and Buyer agree that, to the extent required by applicable Laws to be effective, the disclaimers of certain representations and warranties contained in this Section 8.06 are “conspicuous” disclaimers for the purpose of any applicable Laws.
     8.07 Non-Compensatory Damages. None of the Buyer Parties nor Seller Parties shall be entitled to recover from the Sellers or Buyer, or their respective Affiliates, any indirect, consequential, punitive or exemplary damages or damages for lost profits of any kind arising under or in connection with this Agreement or the transactions contemplated hereby. Buyer, on behalf of each of the Buyer Parties, and the Sellers, on behalf of each of Seller Parties, waive any right to recover punitive, special, exemplary and consequential damages, including damages for lost profits, arising in connection with or with respect to this Agreement or the transactions contemplated hereby.
ARTICLE IX
TERMINATION
     9.01 Termination. This Agreement may be terminated at any time prior to the Closing:
     (a) by the mutual written consent of Buyer and the Sellers;
     (b) by any party hereto if any court of competent jurisdiction or other governmental body located or having jurisdiction within the United States shall have issued a final order, decree or ruling or taken any other final action restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement and such order, decree, ruling or other action is or shall have become final and nonappealable;
     (c) by Buyer, if there has been a breach by the Sellers or the Company of any covenant, representation or warranty contained in this Agreement that has prevented the satisfaction of any condition to the obligations of Buyer at the Closing and such violation or breach has not been waived by Buyer or cured by the Sellers within ten (10) business days after receipt by the Sellers of written notice thereof from Buyer;
     (d) by the Sellers, if Buyer fails to deliver the LOC Deposit in accordance with Section 1.03 or if there has been a breach by Buyer of any covenant, representation or warranty contained in this Agreement that has prevented the satisfaction of any condition to the obligations of the Sellers at the Closing and such violation or breach has not been waived by the Sellers or cured by Buyer within ten (10) business days after receipt by Buyer of written notice thereof by the Sellers (provided that the failure to deliver the consideration at the Closing as required hereunder shall not be subject to cure hereunder unless the consideration is accepted by the Sellers or otherwise agreed to in writing by the Sellers);
     (e) by Buyer, if the transactions contemplated hereby have not been consummated on or before August 15, 2007; provided that Buyer shall not be entitled to terminate this Agreement pursuant to this Section 9.01(e) if Buyer’s willful breach, delay or non-performance of this Agreement has prevented the consummation of the transactions contemplated hereby;
     (f) by the Sellers, if the transactions contemplated hereby have not been consummated on or before August 15, 2007; provided that the Sellers shall not be entitled to terminate this Agreement pursuant to this Section 9.01(f) if any Seller’s willful breach, delay or non-performance of this Agreement has prevented the consummation of the transactions contemplated hereby; or
     (g) by either Buyer or the Sellers if the aggregate value of (i) all proposed Purchase Price adjustments for Environmental Conditions, plus (ii) the Allocated Value of Oil and Gas Interests that are not to be transferred to the Sellers at Closing because of Environmental Conditions or Title Defects and the Allocated Value of Oil and Gas Interests with respect to which Buyer and the Sellers have agreed that the Sellers shall Remediate, plus (iii) the amount of adjustments to the Purchase Price pursuant to Section 2.05, exceeds 25% of the Purchase Price.
     (h) by either Buyer or the Sellers as provided in Section 2.05(b)(xi).
The party desiring to terminate this Agreement pursuant to clauses (b), (c), (d), (e), (f), (g) or (h) of this Section 9.01 shall give written notice of such termination to the other parties hereto.
     9.02 Effect of Termination. In the event this Agreement is terminated by either Buyer or the Sellers as provided above, the provisions of this Agreement shall immediately become void and of no further force and effect (other than Section 6.06, this Section 9.02 and Sections 11.01 through 11.16, which shall survive the termination of this Agreement), and there shall be no liability on the part of either Buyer or the Sellers to one another, except for willful breaches (which include, without limitation, the making of any representation or warranty by a party in this Agreement that the party knew was not true and accurate when made), delay or non-performance of this Agreement prior to the time of such termination. In the event the Sellers terminate this Agreement pursuant to Section 9.01(d) and are not in material breach of this Agreement at the time of such termination, the Sellers shall be entitled to payment of the full amount under the LOC Deposit and to retain such amount.
ARTICLE X
ADDITIONAL COVENANTS
     10.01 Tax Matters.
     (a) Prior to the Closing Date, the parties shall agree to an allocation of the Purchase Price among the Company’s assets for federal income Tax purposes (the “Allocation”).
     (b) The Sellers and Buyer shall report the transactions contemplated hereby on all Tax Returns in a manner consistent with the Allocation. If the Purchase Price is adjusted pursuant to this Agreement, then the Sellers shall prepare such adjustment to the Allocation, which adjustment shall be submitted to Buyer, and the Sellers and Buyer shall use their best efforts to agree on the final adjustment within thirty (30) days after the determination of the adjusted Purchase Price. If, contrary to the intent of the parties hereto as expressed in this Section 10.01(b), any Governmental Entity makes or proposes an allocation different from the Allocation, the Sellers and Buyer shall cooperate with each other in good faith to contest such Governmental Entity’s allocation (or proposed allocation); provided, however, that, after consultation with the party (or parties) adversely affected by such allocation (or proposed allocation), the other party (or parties) hereto may file such protective claims or Tax Returns as may be reasonably required to protect its (or their) interests.
     (c) The Sellers shall prepare and timely file, or cause to be prepared and timely filed, the final federal income Tax Return for the Company on IRS Form 1065 for the period that ends on the Closing Date, and the Sellers shall be responsible for all Taxes due with respect to such Tax Return. Taxes of the Company and the Subsidiaries for any Tax period that includes but does not end on the Effective Time (a “Straddle Period”) shall be apportioned between Buyer and the Sellers as follows: (i) property and similar ad valorem Taxes or franchise Taxes based solely on capital shall be apportioned to the Sellers for the period until the Effective Time and to the Buyer for the period from and after the Effective Time on a ratable daily basis; and (ii) all other Taxes shall be apportioned based on an interim closing of the books of the Company as of the Effective Time. For purposes of this Section 10.01(c), any franchise Tax paid or payable with respect to the Company or any of its Subsidiaries shall be allocated to the taxable period during which the income, operations, assets or capital comprising the base of such Tax is measured, regardless of whether the right to do business for another taxable period is obtained by the payment of such Tax. Buyer shall file, or cause to be filed, all Tax Returns with respect to a Straddle Period. Buyer shall provide a copy of each such Tax Return at least twenty (20) days before the due date for such Tax Return. Five (5) days before the due date for such a Tax Return, the Sellers shall pay Buyer the excess, if any, of the Sellers’ share of the Taxes for such Straddle Period, as determined in this Section 10.01(c), over the accrual for such Taxes on the Closing Balance Sheet. If the accrual for such Taxes on the Closing Balance Sheet exceeds the Sellers’ share of the Taxes for such Straddle Period, as determined in this Section 10.01(c), the Buyer shall pay such excess to the Sellers five (5) days before the due date for such Tax Return. Buyer and the Sellers shall each provide the other with all information reasonably necessary to prepare a Tax Return with respect to the Company or its Subsidiaries.
     (d) The Sellers shall prepare and file the federal income Tax Return for the Subsidiaries for the 2006 taxable year and shall pay the excess, if any, of the Taxes due on such Tax Returns over the accrual for such Taxes on the Closing Balance Sheet. If the accrual for such Taxes on the Closing Balance Sheet exceeds the Taxes due on such Tax Returns, the Buyer shall pay such excess to the Sellers five (5) days before the due date for such Tax Return. The Sellers shall provide Buyer with copies of such Tax Return at least 15 days prior to the due date for the filing of such Tax Return for Buyer’s review and comment. The Sellers shall consider such comments in good faith prior to the filing of any such Tax Return.
     (e) Any tax-sharing agreement between the Sellers and the Company shall be terminated no later than the Closing Date and shall have no further effect for any taxable year (whether the current year, a future year, or a past year).
     (f) The Sellers shall control and bear the cost of any audit or contest with respect to a Pre-Effective Time Tax Period or relating to income taxes attributable to the Company or any of its Subsidiaries prior to the Closing Date, and Buyer shall control and bear the cost of any other audit or contest; provided, however, that Buyer shall control and bear the cost of any audit or contest with respect to a Straddle Period; provided further, that Buyer shall allow the Sellers to participate at the Sellers’ cost and expense. The party in control of an audit or controversy shall keep the other party reasonably informed of the status of the audit or controversy. Neither Buyer nor the Sellers shall settle any audit or contest in a way that would adversely affect the other party without the other party’s written consent, which the other party shall not unreasonably withhold. Buyer, the Company and its Subsidiaries, and the Sellers shall cooperate fully, as and to the extent reasonably requested by the other party, in connection with the filing of Tax Returns and any audit, litigation or other proceeding with respect to Taxes. Such cooperation shall include the retention and (upon the other party’s request) the provision of records and information reasonably relevant to any such audit, litigation, or other proceeding and making employees available without charge on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. The Company and its Subsidiaries, the Sellers, and Buyer agree (i) to retain all books and records with respect to Tax matters pertinent to the Company and its Subsidiaries relating to any taxable period beginning before the Closing Date until expiration of the statute of limitations (and, to the extent notified by Buyer or the Sellers, any extensions thereof) of the respective taxable periods, and to abide by all record retention agreements entered into with any taxing authority, and (ii) to give the other party reasonable written notice prior to transferring, destroying or discarding any such books and records and, if the other party so requests, the Company and its Subsidiaries or the Sellers, as the case may be, shall allow the other party to take possession of such books and records.
     (g) Buyer and the Sellers shall each pay 50% of any real property sale and transfer or gains Tax, stamp Tax, stock transfer Tax, or other similar Tax imposed on the Sellers or its Subsidiaries solely as a result of the transfer of the Seller Securities contemplated by this Agreement (collectively, “Transfer Taxes”). Buyer and the Sellers shall each also pay 50% of any penalties or interest with respect to the Transfer Taxes. The Sellers agree to cooperate with Buyer in the filing of any returns with respect to the Transfer Taxes, including promptly supplying any information in their possession that is reasonably necessary to complete such returns.
     (h) If the parties cannot agree, after good faith consultation, on the calculation of any Taxes that would result in a payment hereunder by one to the other or an adjustment of the purchase price, then each party shall deliver simultaneously to PricewaterhouseCoopers LLP (or if such firm is unwilling or unable to serve, another nationally recognized accounting firm mutually agreed on by the parties, the accounting firm ultimately chosen being referred to herein as the “Accountants”) such work papers and other reports and information relating to the disputed matter(s) as the Accountants may request and shall be afforded the opportunity to discuss the disputed matter(s) with the Accountants. The Accountants shall have thirty (30) days to carry out a review and prepare a written statement of its determination regarding the disputed matter(s) (including a statement regarding the Accountants’ determination of the prevailing party in any such disputed matter) which determination shall be final and binding upon the parties. Any fees and expenses of the Accountants incurred in resolving the disputed matter(s) shall be borne equally by the parties.
     (i) The covenants in this Section 10.01 shall survive indefinitely; provided, however, that this Section 10.01 shall not be subject to the limits on liability and indemnity set forth in Article VIII hereof and; provided further, that the Sellers shall not be liable for the payment of any Taxes pursuant to this Section 10.01 after the first anniversary of the Closing Date.
     10.02 Further Assurances. From time to time, as and when requested by any party hereto and at such party’s expense, any other party shall execute and deliver, or cause to be executed and delivered, all such documents and instruments and shall take, or cause to be taken, all such further or other actions as such requesting party may reasonably deem necessary or desirable to evidence and effectuate the transactions contemplated by this Agreement.
     10.03 Disclosure Generally. All Disclosure Schedules attached hereto are incorporated herein and expressly made a part of this Agreement as though completely set forth herein. All references to this Agreement herein or in any of the Disclosure Schedules shall be deemed to refer to this entire Agreement, including all Disclosure Schedules.
ARTICLE XI
MISCELLANEOUS
     11.01 Press Releases and Communications. No press release or public announcement related to this Agreement or the transactions contemplated herein or any other announcement or communication to the employees, purchasers, or suppliers of the Company or any of its Subsidiaries shall be issued or made by any party hereto without the joint approval of Buyer and the Sellers, unless required by applicable Laws (in the reasonable opinion of counsel) in which case Buyer and the Sellers shall have the right to review and provide suggested comments concerning the disclosure contained in such press release, announcement or communication prior to issuance, distribution or publication.
     11.02 Expenses. The Sellers shall be responsible for all of the Company’s and Sellers’ costs (legal, audit, tax, investment banker, bonuses, change of control and severance expenses, etc.), including 50% of any Transfer Taxes pursuant to Section 10.01(g), and any other incurred in connection with this Agreement (collectively, the “Sellers’ Expenses”) related to the sale of the Company and the provision of all required information hereunder, other than costs of the Company arising after the Closing and those set forth on Schedule 11.02 and the Sellers shall pay in full the Sellers’ Expenses at or prior to Closing. At the Closing, Buyer shall pay for its out of pocket costs and expenses incurred in connection with the transactions contemplated hereby, including 50% of any Transfer Taxes pursuant to Section 10.01(g).
     11.03 Notices. All notices, demands and other communications to be given or delivered under or by reason of the provisions of this Agreement shall be in writing and shall be deemed to have been given (a) when personally delivered, (b) when transmitted via telecopy (or other facsimile device) to the number set out below, (c) the day following the day (except if not a business day then the next business day) on which the same has been delivered prepaid to a reputable national overnight air courier service or (d) the third business day following the day on which the same is sent by certified or registered mail, postage prepaid. Notices, demands and communications, in each case to the respective parties, shall be sent to the applicable address set forth below, unless another address has been previously specified in writing:

Notices to Buyer:
Eagle Rock Energy Partners L.P.
16701 Greenspoint Park Drive, Suite 200
Houston, Texas 77060
Attention: J.A. Mills
Facsimile No.: (281) 408-1399
with a copy to:
Thompson & Knight LLP
333 Clay Street, Suite 3300
Houston, Texas 77002
Attention: Barry Davis
Facsimile No.: (832) 397-8104
Notices to the Company or the Sellers:
Before Closing:
Redman Energy Holdings, L.P.
10375 Richmond Ave.
Houston, Texas 77042
Attention: J. Jeff Voncannon
Facsimile No.: (713) 782-1377
After Closing:
J. Jeff Voncannon
5106 Indian Shore Ln.
Houston, Texas 77041
with copies to:
Natural Gas Partners
125 E. John Carpenter Fwy.
Suite 600
Irving, Texas 75062
Attention: Christopher Ray
Facsimile No.: (972) 432-1441
Gardere Wynne Sewell LLP
1000 Louisiana, Suite 3400
Houston, Texas 77002
Attention: Jerry DeVault
Facsimile No.: (713) 276-5555

     11.04 Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, except that neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned or delegated by any Person without the prior written consent of the parties hereto; provided, however, that Buyer may, without prior written consent, assign any of its rights, interests or obligations hereunder to (i) any Affiliate for any reason or (ii) Buyer’s or the Company’s financing sources as collateral security for any financing; provided further, however, that no such assignment shall relieve Buyer of its obligations hereunder if the assignee does not perform its obligations hereunder.
     11.05 Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable Laws, but if any provision of this Agreement is held to be prohibited by or invalid under applicable Laws, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.
     11.06 References. The table of contents and the Section and other headings and subheadings contained in this Agreement and the exhibits hereto are solely for the purpose of reference, are not part of the agreement of the parties hereto, and shall not in any way affect the meaning or interpretation of this Agreement or any exhibit hereto. All references to days or months shall be deemed references to calendar days or months. All references to “$” shall be deemed references to United States dollars. Unless the context otherwise requires, any reference to a “Section,” “Exhibit,” “Disclosure Schedule” or “Schedule” shall be deemed to refer to a Section of this Agreement, exhibit to this Agreement or a schedule to this Agreement, as applicable. The words “hereof,” “herein” and “hereunder” and words of similar import referring to this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement. English shall be the governing language of this Agreement. The word “including” shall mean “including, without limitation”.
     11.07 Construction. The language used in this Agreement shall be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction shall be applied against any Person. The information contained in this Agreement and in the Disclosure Schedules and Exhibits hereto is disclosed solely for purposes of this Agreement, and no information contained herein or therein shall be deemed to be an admission by any party hereto to any third party of any matter whatsoever (including, without limitation, any violation of Laws or breach of contract).
     11.08 Amendment, Waiver. Any provision of this Agreement or the Disclosure Schedules or Exhibits hereto may be amended only in a writing signed by Buyer and the Sellers. No waiver of any provision hereunder or any breach or default thereof shall extend to or affect in any way any other provision or prior or subsequent breach or default. Any provision of this Agreement or Disclosure Schedules or Exhibits may be waived only in writing signed by the party to be bound thereby. No waiver of any provision hereunder or any breach or default thereof shall extend to or affect in any way any other provision or prior or subsequent breach or default. No failure or delay on the part of any party hereto in the exercise of any right hereunder will impair such right or be construed to be a waiver of, or acquiescence in, any breach of any representation, warranty or agreement herein, nor will any single or partial waiver by any party hereto of a breach of any provision hereunder operate or be construed as a waiver of any prior or subsequent breach of the same or any other provision hereunder.
     11.09 Complete Agreement. This Agreement and the documents referred to herein (including the Escrow Agreement) and that certain Confidentiality Agreement dated December 26, 2006, contain the complete agreement between the parties hereto and supersede any prior understandings, agreements or representations by or between the parties, written or oral, which may have related to the subject matter hereof in any way.
     11.10 Third Party Beneficiaries. Except as otherwise expressly provided herein, nothing expressed or referred to in this Agreement will be construed to give any Person other than the parties to this Agreement any legal or equitable right, remedy, or claim under or with respect to this Agreement or any provision of this Agreement.
     11.11 Remedies. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or at law or in equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to injunctive relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof, this being in addition to any other remedy to which they are entitled at law or in equity.
     11.12 Arbitration. Except as otherwise expressly provided in this Agreement, if a dispute arises from or relates to this Agreement or the breach thereof, and if the dispute cannot be settled through direct discussions, the parties agree to endeavor first to settle the dispute by mediation administered by the AAA under its Commercial Mediation Rules before resorting to arbitration. Any unresolved controversy or claim arising from or relating to this Agreement or breach thereof shall be settled by arbitration administered by the AAA in accordance with its Commercial Arbitration Rules, then in effect. The decision of arbitration, unless clearly erroneous, shall be final and conclusive upon the parties, and judgment upon the award rendered by the arbitrator may be entered in any court having competent jurisdiction. The mediation, and arbitration proceedings shall be held in Houston, Texas. The arbitration proceedings shall be conducted before one (1) neutral arbitrator who shall be a member of the Texas Bar who has been actively engaged in the practice of corporate and oil and gas law for at least fifteen (15) years, and shall proceed under the Expedited Procedures of the Commercial Arbitration Rules. The arbitrator shall have authority to award any remedy or relief that a court of the State of Texas could order or grant, including specific performance of any obligation created under this Agreement, the issuance of an injunction, or the imposition of sanctions for abuse or frustration of the arbitration process. The arbitrator’s compensation, and the administrative costs of the arbitration, shall be borne by the parties in the manner set forth in the arbitration award, as determined by the arbitrator. The arbitrator, in the exercise of its sole discretion, shall have authority to award attorneys’ fees, costs, and expert witness fees to the prevailing party.
     11.13 Delivery by Facsimile. This Agreement and any signed agreement entered into in connection herewith or contemplated hereby, and any amendments hereto or thereto, to the extent signed and delivered by means of a facsimile machine, shall be treated in all manner and respects as an original contract and shall be considered to have the same binding legal effects as if it were the original signed version thereof delivered in person. At the request of any party hereto or to any such contract, each other party hereto or thereto shall re-execute original forms thereof and deliver them to all other parties. No party hereto or to any such contract shall raise the use of a facsimile machine to deliver a signature or the fact that any signature or contract was transmitted or communicated through the use of facsimile machine as a defense to the formation of a contract and each such party forever waives any such defense.
     11.14 Counterparts. This Agreement may be executed in multiple counterparts, any one of which need not contain the signature of more than one party, but all such counterparts taken together shall constitute one and the same instrument.
     11.15 Non-Compete. For the one (1) period after the Closing Date, neither J. Jeff Voncannon, Charles A. Cederberg nor Allen Aday shall acquire, directly or indirectly, any interest in any oil and gas lease to the extent such lease covers and includes land within three (3) miles of any producing well set forth on Schedule B. Each of the above-named Persons agrees that such restriction is fair and reasonable both in length of time and in geographic scope and that such restriction will not preclude such Person for earning a living. Each Person agrees to execute a separate agreement prepared in good faith by Buyer and determined to be reasonably necessary by Buyer to carry out the terms of this Section 11.15, which agreement shall be delivered at Closing at the reasonable request of Buyer. Each of the above-named Persons agrees to the terms of this Section 11.15 severally and not jointly and agrees that Buyer’s remedies at law or in equity may be exercised against any single Person and are not required to be exercised against all Persons jointly and that the provisions of Article VIII shall not preclude Buyer from enforcing this provision in equity, it being agreed by the parties hereto that a calculation of Loss for a violation of this Section 11.15 would be impractical.
     11.16 Governing Law. All issues and questions concerning the construction, validity, interpretation and enforceability of this Agreement and the exhibits and schedules hereto shall be governed by, and construed in accordance with, the Laws of the State of Texas, without giving effect to any choice of law or conflict of law rules or provisions (whether of the State of Texas or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Texas.
* * * *

     IN WITNESS WHEREOF, the parties hereto have executed this Contribution and Sale Agreement as of the day and year first above written.

Sellers:	NATURAL GAS PARTNERS VII, L.P.

By: G.F.W. Energy VII, L.P., General Partner

By: GFW VII, L.L.C., General Partner

By:

Name:

Title:

J. Jeff Voncannon

INTENTIONAL PARTNERSHIP LTD.

By:

Its General Partner

By:

Name:

Title:

Charles Cederberg

Bryan McMicken

J. Allen Aday

Ronald D. Wade
Signature Page of Sellers
Contribution and Sale Agreement

NU DIVERSE HOLDINGS L.P.

By:

Its General Partner

By:

Name:

Title:

Randolph Newcomer, Jr.
Signature Page of Sellers
Contribution and Sale Agreement

REDMAN ENERGY HOLDINGS, L.P.

By: REH GP, L.L.C., its general partner

By:

J. Jeff Voncannon, President
Signature Page of Sellers
Contribution and Sale Agreement

Buyer:	EAGLE ROCK ENERGY PARTNERS, L.P.

By: Eagle Rock Energy GP, L.P.,
its general partner

By: Eagle Rock Energy G&P, LLC, its general partner

By:

J.A. Mills, Chief Executive Officer
Signature Page of Buyer
Contribution and Sale Agreement